UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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CTS CORPORATION
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 17, 2013

Dear CTS Shareholder:

You are cordially invited to attend the 2013 Annual Meeting of Shareholders of CTS Corporation. The meeting will be held on Wednesday, May 22, 2013, at 9:30 a.m. Central Daylight Time, at CTS’ offices located at 2375 Cabot Drive, Lisle, IL 60532.

The official meeting notice, proxy statement, and proxy form are enclosed. These materials were first mailed to shareholders on or about April 17, 2013. We hope you will attend the meeting in person. Whether you plan to attend the meeting or not, we encourage you to read this proxy statement and vote your shares. The vote of every shareholder is important.

We look forward to seeing you at the meeting.

Vinod M. Khilnani
Executive Chairman of the Board

Kieran O’Sullivan
President and Chief Executive Officer

Notice of the 2013 Annual Meeting of Shareholders

To Be Held On

May 22, 2013

To CTS Shareholders:

The 2013 Annual Meeting of Shareholders of CTS Corporation will be held on Wednesday, May 22, 2013, at 9:30 a.m. Central Daylight Time, at CTS’ offices located at 2375 Cabot Drive, Lisle, IL 60532. To obtain directions to the meeting location, please call (574) 523-3841.

Only CTS shareholders of record at the close of business on April 5, 2013 may vote at this meeting or any adjournments that may take place. At the meeting, shareholders will vote upon the following items:

1.	Election of nine directors for the ensuing year;

2.	Approval, on an advisory basis, of the compensation of CTS’ named executive officers;

3.	Ratification of the appointment of Grant Thornton LLP as CTS’ independent auditor for 2013; and

4.	Any other business properly presented at the meeting.

Your Board of Directors recommends that you vote in favor of the director-nominees, in favor of approval of CTS’ named executive officer compensation and in favor of the ratification of the appointment of Grant Thornton LLP.

By Order of the Board of Directors,

John R. Dudek
Corporate Secretary

April 17, 2013

Your vote is important.

Please date, sign, and promptly mail the enclosed proxy card.

No postage is required if mailed in the United States.

You may also vote via the internet by following the instructions on your proxy card.

PROXY STATEMENT

2013 ANNUAL MEETING OF SHAREHOLDERS

To be held on

May 22, 2013

This proxy statement was first mailed to shareholders on or about April 17, 2013, and is furnished in connection with the solicitation by the Board of Directors (“Board”) of CTS Corporation (“CTS” or “the Company”) of proxies to be voted at the 2013 Annual Meeting of Shareholders (“Annual Meeting”). The following is important information in a question-and-answer format regarding the Annual Meeting and this proxy statement.

Q:	Upon what may I vote?

A:	(1) Election of director-nominees to serve on the Board;

(2)	Approval, on an advisory basis, of the compensation of CTS’ named executive officers; and

(3)	Ratification of the appointment of Grant Thornton LLP as CTS’ independent auditor for 2013.

Q:	How does the Board recommend that I vote?

A:	The Board recommends that you vote:

(1)	FOR each of the director-nominees identified in this proxy statement;

(2)	FOR approval of CTS’ named executive officer compensation; and

(3)	FOR ratification of Grant Thornton LLP as CTS’ independent auditor for 2013.

Q:	How will voting on any other business be conducted?

A:

We are not aware of any other business to be brought before the shareholders at the Annual Meeting other than as described in this proxy statement. However, if any other business is properly presented for shareholder consideration, your signed proxy card gives authority to Kieran O’Sullivan, President and Chief Executive Officer, and John R. Dudek, Vice President, General Counsel & Corporate Secretary, to vote on those matters at their discretion.

Q: How many votes are needed for approval of each proposal presented in this proxy statement?

A:	Assuming that at least a majority of the shares of CTS common stock are represented at the Annual Meeting, either in person or by proxy:

(1)

The nine director-nominees receiving the most votes will be elected. Only votes cast for a nominee will have an impact on the election of directors, because abstentions, broker non-votes, and instructions on your proxy to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes;

(2)

An affirmative vote of a majority of votes cast is necessary to approve, on an advisory basis, the compensation of CTS’ named executive officers, although such vote will not be binding on CTS. Abstentions and broker non-votes will have no impact on the outcome of this proposal; and

(3)

The Audit Committee’s appointment of Grant Thornton LLP as CTS’ independent auditor for 2013 will be ratified if a majority of the votes cast support the appointment. Because the proposal to ratify the appointment of Grant Thornton LLP is considered “routine,” your broker or other nominee will be able to vote your shares with respect to this proposal without your instructions. Abstentions have no impact on the outcome of this proposal.

Q:	Who is entitled to vote?

A:

Shareholders of record at the close of business on April 5, 2013, which is referred to in this proxy statement as the Record Date, are entitled to vote at the Annual Meeting. As of close of business on the Record Date, there were 33,560,492 shares of CTS common stock issued and outstanding. Every shareholder is entitled to one vote for each share of CTS common stock held on the Record Date.

Q:	How do I vote?

A:

Please mark, sign and date your proxy card and return it at your earliest convenience in the prepaid envelope provided. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the director-nominees, FOR approval of CTS’ named executive officer compensation and FOR ratification of Grant Thornton LLP as CTS’ independent auditor for 2013. Even if you return your proxy card, you still have the right to revoke your proxy or change your vote at any time before the Annual Meeting. If you wish to revoke your proxy or change your vote you must notify CTS’ Corporate Secretary by returning a later-dated proxy card. You may also vote by internet at www.proxyvote.com up until 11:59 p.m. Eastern Daylight Time on May 19, 2013. Please have your proxy card in hand and follow the instructions on the website. Of course, you may always vote in person at the meeting.

Q:	How can I vote shares of CTS common stock that I hold under the CTS Corporation Retirement Savings Plan?

A:

The CTS Corporation Retirement Savings Plan is CTS’ 401(k) plan. Vanguard Fiduciary Trust Company, the plan trustee, will vote the shares of CTS common stock in your account according to your instructions. You may use the proxy card provided or go online at www.proxyvote.com to instruct Vanguard. You must provide instructions or make changes to your instructions on how to vote shares of CTS common stock in your CTS Corporation Retirement Savings Plan on or before 11:59 p.m. Eastern Daylight Time on May 19, 2013. After that time, your instructions will be transmitted to the plan trustee and cannot be changed. If Vanguard does not receive your instructions for how to vote your shares of CTS common stock, they will not be voted.

Q:	Who solicits proxies and how much will this proxy solicitation cost?

A:

In February 2013, CTS hired Eagle Rock Proxy Advisors LLC to solicit votes for a fee of $6,000. CTS also reimburses Eagle Rock for reasonable expenses, fees charged by banks, brokers and other custodians, fiduciaries, and nominees for their costs of sending proxy and solicitation materials to our shareholders. Broadridge, Inc. also distributes proxy materials on CTS’ behalf and is reimbursed by CTS for mailing and distribution expenses. In addition, proxies may be solicited by executive officers of CTS, for which no additional compensation is paid.

Q:

Other members of my household and I hold shares of CTS common stock in street name and we received only one copy of the proxy statement and one annual report. How can we receive additional copies of these materials?

A:

Under the Securities and Exchange Commission’s “householding” rules, a corporation or broker who provides notice may deliver a single copy of the proxy statement and annual report to shareholders who share an address unless a shareholder submits contrary instructions. If you would prefer to receive separate copies of these documents in the future, you may notify your broker or you may direct a written or oral request to CTS Corporation, Investor Relations, 905 West Boulevard North, Elkhart, Indiana 46514; you can call (574) 523-3800 and ask to speak to our Investor Relations staff; or you may send an e-mail to shareholder.services@ctscorp.com. If your household is currently receiving multiple copies of the proxy statement and annual report and you would prefer to receive only a single copy in the future, you may notify your broker or direct a request to the address, phone number, or e-mail address immediately above.

Q:	How may a shareholder nominate a candidate for election to the Board?

A:

Director-nominees for the 2014 Annual Meeting of Shareholders may be nominated by shareholders by sending a written notice to the corporate office to the attention of the Corporate Secretary for CTS. Pursuant to the CTS Corporation Bylaws, all nominations must be received no earlier than January 7, 2014 and no later than February 21, 2014. The notice of nomination is required to contain certain representations and information about the nominee, which are described in CTS’ Bylaws. Upon request, copies of the Bylaws may be obtained free of charge from CTS’ Corporate Secretary, or from CTS’ website at http://www.ctscorp.com/governance/bylaws.htm.

Q:	When are shareholder proposals for the 2014 Annual Meeting of Shareholders due?

A:

CTS’ advance notice Bylaw provisions require that in order to be presented at the 2014 Annual Meeting of Shareholders, any shareholder proposal, including the nomination of a candidate for director, must be in writing and mailed to the corporate office to the attention of the Corporate Secretary for CTS, and must be received no earlier than January 7, 2014 and no later than February 21, 2014. Certain information is required to be included with shareholder proposals, which is described in CTS’ Bylaws. Upon request, copies of the Bylaws may be obtained free of charge from CTS’ Corporate Secretary, or from CTS’ website at http://www.ctscorp.com/governance/bylaws.htm. To be included in our proxy materials relating to the 2014 Annual Meeting of Shareholders, proposals must be received by us on or before December 18, 2013 (or, if the date of the 2014 Annual Meeting of Shareholders is more than 30 days before or after the date of the 2013 Annual Meeting of Shareholders, a reasonable time before we begin to print and send our proxy materials).

PROPOSALS UPON WHICH YOU MAY VOTE

1.	ELECTION OF DIRECTORS;

2.	APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF CTS’ NAMED EXECUTIVE OFFICERS; AND

3.	RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS CTS’ INDEPENDENT AUDITOR FOR 2013.

Your Board recommends a vote FOR the director-nominees, FOR advisory approval of CTS’

named executive officer compensation and FOR the ratification of the appointment of Grant Thornton LLP.

PROPOSAL 1: ELECTION OF DIRECTORS

CTS’ Articles of Incorporation provide that the number of directors will be between three and fifteen, as fixed from time-to-time by the Board. The Board has established the number of authorized directors at nine, effective as of the Annual Meeting of Shareholders. There are nine director-nominees for election. Detailed information on each is provided below. All directors are elected annually and serve one-year terms or until their successors are elected and qualified.

Nominees for the Board of Directors.    Each director-nominee named below is currently a director of CTS. The ages shown are as of April 17, 2013, the date on which this proxy statement was first mailed to shareholders. Each director-nominee has agreed to serve as a director if elected. If one or more of the nominees become unavailable for election, the members of the Board will, in their sole discretion and pursuant to authority granted by the CTS Bylaws, nominate and vote for a replacement director or reduce the authorized number of directors.

WALTER S. CATLOW	Director since 1999

Age 68

Mr. Catlow is the retired Dean of the College of Business at Concordia University. Mr. Catlow served as President of Ameritech Cellular Services, a wireless communications service provider, from 1998 until his retirement in 2000. Prior to that, Mr. Catlow served as Executive Vice President of Ameritech and as President of Ameritech International, Inc., where he directed Ameritech International’s investments and was responsible for global acquisitions and alliances. The Board believes Mr. Catlow’s experience in international business, his experience in the wireless communications infrastructure industry, and his experience as a top level executive make him well qualified to serve as a director.

LAWRENCE J. CIANCIA	Director since 1990

Age 70

Mr. Ciancia has been a partner in Corporate Development International, Inc., a corporate search firm specializing in mergers, acquisitions, and divestitures, since 1998. Previously, Mr. Ciancia served as President of Uponor ETI, a supplier of PVC pipe products, specialty chemicals and PVC compounds. The Board believes Mr. Ciancia’s experience in international mergers and acquisitions and his experience as a top level executive make him well qualified to serve as a director.

THOMAS G. CODY	Director since 1998

Age 71

Mr. Cody is the Lead Independent Director of the Board. He is also a retired Vice Chairman of Macy’s, Inc. (formerly known as Federated Department Stores, Inc.), a nationwide department store retailer, serving from February 2003 through March 2010. Prior to assuming that position, he served as Executive Vice President, Legal and Human Resources of Federated Department Stores, Inc. since 1992. Until May 2008, Mr. Cody was also a director of LCA Vision, Inc. The Board believes that Mr. Cody’s extensive legal, tax, human resources, and top level executive experience, garnered in service of a major New York Stock Exchange (“NYSE”) listed corporation, as well as his experience serving as a director of another public company, make him well qualified to serve as a director.

PATRICIA K. COLLAWN	Director since 2003

Age 54

Ms. Collawn is Chairman, President and Chief Executive Officer of PNM Resources, Inc., a multi-state utilities corporation serving electricity customers. Ms. Collawn was named Chairman effective January 1, 2011. In March 2010, she was made a director of PNM Resources, Inc. She was President and Chief

Operating Officer since August 2008 and Utilities President at PNM Resources, Inc. from June 2007 to August 2008. Prior to that, Ms. Collawn was President and Chief Executive Officer of Public Service Company of Colorado, an Xcel Energy, Inc. subsidiary, from October 2005. The Board believes that Ms. Collawn’s experience as a sitting President and Chief Executive Officer of a publicly traded corporation, as well as substantial operations experience, make her well qualified to serve as a director.

MICHAEL A. HENNING	Director since 2000

Age 72

Mr. Henning is the retired Deputy Chairman of Ernst & Young LLP, an independent accounting firm, serving from 1999 to 2000. Mr. Henning served as Chief Executive Officer of Ernst & Young International, Inc. from 1993 until 1999. Mr. Henning also serves as a director of Omnicom Group, Inc., Landstar System, Inc., and Black Diamond, Inc. (formerly Clarus Corporation). Until October 2009, Mr. Henning was a director of Highlands Acquisition Corporation. The Board believes that Mr. Henning’s substantial international tax and accounting experience garnered through service with one of the world’s preeminent accounting firms, and his experience serving as a director of other companies, make him well qualified to serve as a director. Mr. Henning’s tax and accounting acumen also enable his service as CTS’ audit committee financial expert.

GORDON HUNTER	Director Since 2011

Age 61

Mr. Hunter is the Chairman, President and Chief Executive Officer of Littelfuse, Inc., a global electronics company. Mr. Hunter has served as a director of Littelfuse, Inc. since June 2002, and joined the company as Chief Operating Officer in November 2003. He assumed the role of Chairman, President, and Chief Executive Officer of Littelfuse, Inc. on January 1, 2005. He is currently a member of the Board of Directors of Veeco Instruments, Inc., where he serves on its Compensation Committee. Mr. Hunter also serves on the Council of Advisors of Shure Incorporated. The Board believes that Mr. Hunter’s experience as a sitting President and Chief Executive Officer of a publicly traded corporation serving global markets, as well as substantial experience in the electronics industry, make him well qualified to serve as a director.

DIANA M. MURPHY	Director since 2010

Age 56

Ms. Murphy is the Managing Director of Rocksolid Holdings, LLC, a private equity firm, serving in that capacity since January 2007. She is also the managing director of the Georgia Research Alliance Venture Fund. Prior to joining Rocksolid, she was a Managing Director at Chartwell Capital Management Company, a private equity firm. She is a Director of Landstar System, Inc., Georgia Research Alliance Venture Fund, LLC, and the Coastal Bank of Georgia, along with other private and non-profit boards. She is a member of the Executive Committee and Treasurer of the United States Golf Association. The Board believes that Ms. Murphy’s extensive experience in business management, strategic planning, marketing, public relations, and experience on the boards of other companies make her well qualified to serve as a director.

KIERAN O’SULLIVAN	Director since 2013

Age 51

Mr. O’Sullivan is the President and Chief Executive Officer of CTS. Prior to assuming this role on January 7, 2013, Mr. O’Sullivan served as Executive Vice President of Continental AG’s Global Infotainment and Connectivity Business and led the NAFTA Interior Division, having joined Continental AG, a global automotive supplier, in 2006. The Board believes that Mr. O’Sullivan’s over twenty-five years of leadership experience in operations, strategy, mergers and acquisitions, and finance roles in the manufacturing services, electronics, and automotive business segments make him well qualified to serve as a director.

ROBERT A. PROFUSEK	Director since 1998

Age 63

Mr. Profusek is the Head of Mergers & Acquisitions for Jones Day, a global law firm which he joined in 1975. Mr. Profusek also serves as the Lead Director of Valero Energy Corporation and is a member of the company’s Compensation Committee and Nominating and Governance Committee. He previously served as a director of two other NYSE-listed companies. The Board believes that Mr. Profusek’s substantial experience in mergers and acquisitions, corporate governance, and experience serving as a director of other companies make him well qualified to serve as a director.

Your Board recommends a vote FOR each of these director-nominees.

PROPOSAL 2: APPROVAL OF THE COMPENSATION OF CTS’

NAMED EXECUTIVE OFFICERS

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934 (“Exchange Act”), our Board of Directors is submitting a “Say-on-Pay” proposal for shareholder consideration. The Compensation Discussion and Analysis section of this proxy statement (which begins on page 18) describes CTS’ executive compensation program and the compensation decisions made by the Compensation Committee and the Board in 2012 with respect to our named executive officers. CTS is asking shareholders to cast an advisory shareholder vote approving the compensation of CTS’ named executive officers (commonly referred to as a “say-on-pay” vote). Under current Board policy, the shareholder vote for advisory approval of named executive officer compensation will occur annually. The next such vote will occur at our 2014 annual meeting of shareholders.

As we describe in the Compensation Discussion and Analysis section of this proxy statement, CTS’ executive compensation program is designed to attract, retain, and motivate high-quality executive talent, to provide executives with strong incentives to maximize CTS’ performance, and to align executives’ interests with those of shareholders. These goals are achieved through the application of a number of techniques, such as:

—	balancing fixed pay versus incentive-based compensation appropriately;

—	selecting appropriate and broad-based performance metrics;

—	establishing reasonable performance thresholds;

—	capping performance-based compensation awards at certain maximum levels;

—	requiring multiple-year performance periods for performance-based awards; and

—	vesting a significant amount of equity compensation over multi-year periods.

CTS has not substantially changed its overall approach to executive compensation through the recent economic downturn and the start of the economic recovery, remaining committed to the use of broad-based metrics such as earnings per share, strategic business unit operating earnings, sales growth and relative total shareholder return in measuring corporate performance.

For these reasons, the Board is asking shareholders to vote FOR the following resolution: “RESOLVED, that the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and any related material disclosed in this proxy statement, is hereby approved.” While the advisory vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our shareholders and expect to take into account the outcome of the vote when considering future compensation decisions for our named executive officers.

Your Board recommends a vote FOR the approval of CTS’ named executive officer compensation.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF GRANT THORNTON LLP AS

INDEPENDENT AUDITOR FOR 2013

Grant Thornton LLP has served as CTS’ independent auditor since June 2005 and has been appointed by the Audit Committee to continue as CTS’ independent auditor for 2013. In the event that ratification of the appointment of Grant Thornton LLP as independent auditor for 2013 is not approved by the shareholders at the Annual Meeting, the Board will review the Audit Committee’s future selection of independent auditors.

Representatives of Grant Thornton LLP will be present at the Annual Meeting. The representatives will be available to respond to appropriate questions. The representatives will also be afforded an opportunity at that time to make such statements as they desire.

Your Board recommends a vote FOR ratification of the appointment of

Grant Thornton LLP as independent auditor for 2013.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about shares of CTS common stock that could be issued under all of CTS’ equity compensation plans as of December 31, 2012:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by security holders	1,487,288	$10.91	2,041,195
Equity compensation plans not approved by security holders(2)	37,241	—	—

Total	1,524,529	—	2,041,195

(1)

The first and total rows of this column include 1,094,738 restricted stock units representing time-based and performance-based awards, which are settled in CTS common stock. These 1,094,738 units have no bearing on the weighted-average exercise price in column (b).

(2)

In 1990, CTS adopted the Stock Retirement Plan for Non-Employee Directors. Prior to December 1, 2004, CTS annually credited an account for each non-employee director with 800 CTS common stock units. CTS also annually credited each deferred stock account with an additional number of CTS common stock units representing the amount of dividends which would have been paid on an equivalent number of shares of CTS common stock for each quarter during the preceding calendar year. As of December 1, 2004, this plan was amended to preclude crediting any additional CTS common stock units under the plan. Upon retirement, a participating non-employee director is entitled to receive one share of CTS common stock for each CTS common stock unit in his deferred stock account. On December 31, 2012, the deferred stock accounts contained a total of 37,241 CTS common stock units.

SECTION 16(a) BENEFICIAL

OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires CTS’ directors, executive officers, and certain persons who own more than 10% of the outstanding shares of CTS common stock to file with the Securities and Exchange Commission and the NYSE initial reports of ownership and reports of changes in ownership of CTS common stock. Executive officers, directors and holders of at least 10% of the outstanding shares of CTS common stock are required to furnish CTS with copies of all Section 16(a) reports they file. Based solely on written representations from reporting persons and on our review of Section 16(a) reports provided by those individuals, CTS believes that all required Section 16(a) filings were completed in a timely manner for the year ended December 31, 2012.

COMMITTEES OF THE BOARD OF DIRECTORS

Directors are assigned to committees by the full Board each year following their election at the annual meeting.

Compensation Committee

The Compensation Committee is a standing committee of the Board. Directors Collawn, Catlow, Cody and Hunter are the current members of the Compensation Committee. Ms. Collawn is the Chairman of the Compensation Committee. Each member of the Compensation Committee is an independent director as defined by the NYSE Corporate Governance Listing Standards and the CTS Corporation Corporate Governance Guidelines. The Compensation Committee held five meetings in 2012. A copy of the Compensation Committee Charter may be obtained free of charge from CTS’ website at http://www.ctscorp.com/governance/compensationcharter.htm.

The Compensation Committee establishes executive compensation policies and reviews and approves senior executive and director compensation. The Compensation Committee reviews and approves corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance against those objectives, and makes recommendations to the Board regarding the Chief Executive Officer’s compensation. The Compensation Committee also administers the CTS Corporation Management Incentive Plan and the CTS Corporation 2009 Omnibus Equity and Performance Incentive Plan, including the annual equity and non-equity performance plans. Annually, the Compensation Committee conducts an evaluation of its performance for the fiscal year.

The Compensation Committee does not delegate authority to perform any of the foregoing functions with respect to the compensation of any named executive officer. The Chief Executive Officer recommends to the Compensation Committee the form and level of compensation for each named executive officer other than himself. The Compensation Committee recommends the Chief Executive Officer’s form and level of compensation to the Board for approval.

The Compensation Committee may, from time-to-time, direct senior functionaries of the corporation’s human resources department to research specific issues and make recommendations to the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

Directors Collawn, Catlow, Cody and Hunter were appointed to the Compensation Committee following their election to the Board at CTS’ 2012 Annual Meeting of Shareholders. During 2012, no executive officer of CTS served as a director of any other entity for which any CTS director was an executive officer.

Nominating and Governance Committee

The Nominating and Governance Committee is a standing committee of the Board. Directors Henning, Ciancia, Collawn and Murphy are the current members of the Nominating and Governance Committee. Mr. Henning is the Chairman of the Nominating and Governance Committee. Each member of the Nominating and Governance Committee is an independent director as defined by the New York Stock Exchange Corporate Governance Listing Standards and the CTS Corporation Corporate Governance Guidelines. The Nominating and Governance Committee held four meetings in 2012. A copy of the Nominating and Governance Committee Charter may be obtained free of charge from CTS’ website at http://www.ctscorp.com/governance/governancecharter.htm.

The Nominating and Governance Committee reviews and makes recommendations to the Board concerning committee assignments, director-nominees for election at the Annual Meeting, and CTS officers for election. The Nominating and Governance Committee also develops the CTS Corporation Corporate Governance Guidelines for the approval of the Board and makes recommendations on matters of corporate governance. CTS’ Bylaws describe the process for nominating a candidate for election to the Board at the Annual Meeting. CTS does not have a formal policy concerning whether the Nominating and Governance Committee will consider director-nominees submitted by shareholders. CTS did not receive any shareholder director-nominees for election at the 2013 Annual Meeting. At this time, the Board does not believe a formal policy regarding shareholder director-nominees is necessary since CTS’ Bylaws provide a process for nomination of directors and no shareholder nominations for director have been received in past years.

The Nominating and Governance Committee reviews with the Board, on an annual basis, the requisite skills and director characteristics of any new members as well as the composition of the Board as a whole. This review includes an assessment of whether each non-management director qualifies as independent and an assessment of the diversity, age, skills, and experience of the directors in the context of the needs of the Board. Although the Nominating and Governance Committee has not established any specific minimum criteria or qualifications that a candidate must possess, the Nominating and Governance Committee seeks a diverse selection of candidates who possess the experience necessary to make a valuable contribution to the Board. The Board construes the notion of diversity broadly, considering differences in viewpoint, professional experience, education, skills, and other individual qualities, in addition to race, gender, and national origin. The Board does not have a formal diversity policy, but considers diversity as one criteria evaluated as a part of the total package of attributes and qualifications a particular candidate possesses. The Board believes that its efforts to foster a diverse board have been effective; while all directors are skilled in business, a variety of points of view, educational backgrounds, and experiences are represented on the Board. Additionally, key positions such as Chairman of the Board and Chairman of the Compensation Committee are currently held by ethnically and gender-diverse Board members. The Nominating and Governance Committee may retain search firms for the purpose of identifying and evaluating director candidates. The Nominating and Governance Committee also considers director-nominees identified by management and by non-management directors.

Audit Committee

The Audit Committee is a standing committee of the Board. Directors Ciancia, Catlow, Murphy and Henning are the current members of the Audit Committee. Mr. Ciancia is the Chairman of the Audit Committee. Each member of the Audit Committee is financially literate and meets the independence standards applicable to audit committee members under the NYSE Corporate Governance Listing Standards, as well as the CTS Corporation Corporate Governance Guidelines and the Audit Committee Charter. The Board has determined that Mr. Henning qualifies as an audit committee financial expert under the criteria set forth in Item 407(d)(5)(ii) of Regulation S-K. In addition to being a member of the CTS Audit Committee, Mr. Henning serves on the audit committees of three other public companies. The Board considered whether or not Mr. Henning’s additional service would negatively impact his service to the Audit Committee. It is the opinion of the Board that Mr. Henning’s breadth and depth of financial experience and knowledge greatly enhances the abilities and competencies of the Audit Committee and that, as a retiree, Mr. Henning has ample time and capacity to serve on three other public company audit committees without impairing his ability to serve the Audit Committee.

The Audit Committee held eight meetings in 2012. A copy of the Audit Committee Charter may be obtained free of charge from CTS’ website at http://www.ctscorp.com/governance/auditcharter.htm.

The Audit Committee is responsible for appointing the independent auditor, approving engagement fees and all non-audit engagements, and reviewing the independence and quality of the independent auditor. The Audit Committee reviews audit plans, audit reports, and recommendations of the independent auditor and the internal audit department. The Audit Committee reviews systems of internal accounting controls and audit results. The Audit Committee also reviews and discusses with management CTS’ financial statements, earnings releases and earnings guidance. In addition, the Audit Committee reviews CTS’ compliance with public-company regulatory requirements and the CTS Code of Ethics.

Finance and Strategic Initiatives Committee

The Finance and Strategic Initiatives Committee is a standing committee of the Board. Directors Profusek, Cody, Hunter and Mr. Vinod M. Khilnani are the current members of the Finance and Strategic Initiatives Committee. Mr. Profusek is the Chairman of the Finance and Strategic Initiatives Committee. The Finance and Strategic Initiatives Committee held six meetings in 2012. A copy of the Finance and Strategic Initiatives Committee Charter may be obtained free of charge from CTS’ website at http://www.ctscorp.com/governance/financecharter.htm.

The Finance and Strategic Initiatives Committee reviews and makes recommendations to the Board concerning corporate financing arrangements, tax strategies, dividend policy, financial structure, acquisition and divestiture strategies and similar matters. Additionally, the Finance and Strategic Initiatives Committee reviews and approves capital project appropriation requests for capital projects that are above certain prescribed limits.

FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

Attendance

During 2012, the Board held seven meetings and took action by unanimous written consent two times. In 2012, all of the directors attended at least 75% of the meetings of the Board and the standing committees of which they were then members, either in person or by phone. It is the policy of the Board that each director endeavor to attend each Annual Meeting of Shareholders, unless exigent circumstances arise. Each director standing for re-election at the 2012 Annual Meeting of Shareholders attended that meeting.

Director Independence

The CTS Corporation Corporate Governance Guidelines provide that an independent director is one who:

—	Is not an employee of CTS and has not been an employee of CTS for at least five years;

—	Is not an affiliate of CTS other than in the capacity as a director, and has not been an affiliate of CTS for at least five years;

—

Is not an employee or affiliate of CTS’ present auditing firm or an auditing firm retained by CTS within the past five years and has not been an employee or affiliate of such a firm for at least five years;

—

Is not an employee of a company on whose board an executive of CTS presently serves as a director or has served as a director within the past five years and has not been an employee of such a company for at least five years;

—

Is not an employee of a company that accounts for at least 2% or $1 million, whichever is greater, of CTS’ consolidated gross revenues, and has not been an employee of such a company for at least five years;

—

Is not an employee of any company which made payments to or received payments from CTS which exceeded 2% or $1 million, whichever is greater, of that company’s consolidated gross revenues, and has not been an employee of such a company for at least five years;

—	Is not an employee or director of any company that makes direct material investments or trades in CTS stock or that regularly advises investors concerning CTS stock;

—	Does not presently receive any direct or material indirect compensation from CTS other than compensation attributable to the director’s service as a member of the Board and its committees;

—

Has not received more than $10,000 per year in direct compensation from CTS during the past five years, excluding compensation attributable to the director’s service as a member of the Board and its committees;

—

Does not have any other relationship with CTS or any other entity, including charitable and civic organizations that in the opinion of the Board could be considered to effect the director’s ability to exercise his independent judgment as a director; and

—	Is not an immediate family member of any individual who would fail to meet the criteria for independence set forth above.

For purposes of determining whether a director has a material relationship with CTS apart from his service as a director, the Board has determined that CTS’ purchase of regulated electric and gas service from a utility company does not constitute a material relationship.

Additionally, for purposes of determining whether a director has a material relationship with CTS apart from his or her service as a director, any transaction that is not required to be disclosed pursuant to Item 404(a) of Regulation S-K shall be deemed categorically immaterial. A copy of the CTS Corporation Corporate Governance Guidelines may be obtained free of charge from CTS’ website at http://www.ctscorp.com/governance/guidelines.htm.

The Board has determined that each non-management director is an independent director and has no material relationship with CTS, apart from his or her service as a director. The Board made this determination by reference to the definition of an independent director contained in the NYSE Corporate Governance Listing Standards and by reference to the standards set forth in the CTS Corporation Corporate Governance Guidelines, as described above. As a result, the Board concluded that Walter S. Catlow, Lawrence J. Ciancia, Thomas G. Cody, Patricia K. Collawn, Michael A. Henning, Gordon Hunter, Diana M. Murphy and Robert A. Profusek are each independent directors.

CTS does not have a written policy specific to transactions with related persons. However, CTS does have written policies and procedures with respect to conflicts of interest. The CTS Corporation Corporate Governance Guidelines provide that the Nominating and Governance Committee shall review any situation that might be construed to disqualify a director as independent and to make a recommendation to the Board regarding the director’s service on Board committees and nomination for re-election to the Board. The Nominating and Governance Committee Charter further provides that the Nominating and Governance Committee shall review any potential director conflict of interest and recommend appropriate action to the Board.

Meetings of Non-Management Directors

It is the policy of the Board to hold an independent session excluding management directors at each regular scheduled Board meeting. In 2012, an independent session was held at each regular Board meeting. The Lead Independent Director of the Board, Mr. Cody, presides over the independent sessions.

Board Leadership Structure

CTS does not have a policy as to whether the role of Chief Executive Officer and Chairman of the Board should be separate or combined, or whether the Chairman should be a management or non-management director. In the recent past, the Board has been structured with an independent or non-management director as Chairman and alternatively structured with a combined Chairman/Chief Executive or Executive Chairman and Chief Executive Officer. Currently, Mr. Khilnani serves as Executive Chairman of the Board and Mr. O’Sullivan as Chief Executive Officer. Mr. Khilnani and Mr. O’Sullivan are the only two of CTS’ directors who are not independent. They do not receive any additional compensation for their service on the Board, nor does Mr. Khilnani receive additional compensation for serving as Chairman. The Chairman, in consultation with the Lead Director, sets the agenda and runs the regular meetings of the Board.

Mr. Cody presently serves as Lead Independent Director. The Lead Independent Director is the leader of the independent directors, and leads all meetings of independent directors, which normally occur after each Board meeting. A full description of his duties is as follows:

1.	Preside at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

2.	Approve meeting agendas and schedules for the Board;

3.	Review key strategic initiatives presented to the Board;

4.

Serve as a liaison between the Chairman and the independent directors. To that end, ensure personal availability for consultation and communication with independent directors and with the Chief Executive Officer, as appropriate;

5.	Call special meetings of the independent directors, as the Lead Independent Director may deem to be appropriate;

6.

Be available, at the request of major shareholders, for consultation and direct communication. Respond directly to shareholder and other stakeholder questions and comments that are directed to the Lead Independent Director or to the independent directors as a group, consulting on such with the Chief Executive Officer or other directors as the Lead Independent Director may deem appropriate;

7.	Act as a sounding board for the Chief Executive Officer and/or independent directors with respect to strategies, plans, organization, relationships, accountabilities, and other issues;

8.	Between regularly scheduled Board meetings discuss with the Chief Executive Officer key corporate risks and current issues and plans for presentations on such to the full Board or its committees;

9.	Lead the independent directors in appraising the Chief Executive Officer’s performance at least annually; and

10.	Lead the directors in appraising the Board’s performance at least annually.

The General Counsel and Corporate Secretary’s Office provide support to the Lead Independent Director in fulfilling his role. The Lead Independent Director received an annual retainer of $20,000, in addition to his ordinary director compensation, for 2012 service. The Board has established this leadership structure because the Board believes it is effective, efficient, and appropriate to CTS’ size and complexity. Additionally, this structure represents a cost-effective allocation of responsibilities.

Contrasting with the cost and efficiency benefits is the desire to ensure that control over both management and corporate governance is not overly invested in one person. The Board is confident that, as currently constituted, it provides ample counterbalance to an Executive Chairman and Chief Executive Officer and that it continues to provide suitable independent oversight of management. The independent directors on the Board are all accomplished professionals possessing substantial real world business and business-related experience. Additionally, most have served on the Board for a number of years. As discussed above, the independent directors meet in separate session excluding all management including the Executive Chairman and Chief Executive Officer at each regular meeting of the Board. Further, any director has the right to submit items to be heard at any Board meeting. Lastly, the independent directors outnumber the two non-independent directors, the Executive Chairman and the Chief Executive Officer, by a large supermajority.

Board of Directors’ Role in Risk Oversight

As a part of its oversight function, the Board monitors how management operates the corporation. Risk is an important part of deliberations at the Board and committee levels throughout the year. Committees consider risks associated with their particular areas of responsibility. For example, the Audit Committee evaluates risk associated with accounting, financial reporting, and legal compliance as it reviews those functions, and the Compensation Committee considers compensation-related risks and risk mitigation when it sets compensation levels and structures compensation policies. In addition, the Board as a whole considers risks affecting the corporation generally. To that end, the Board conducts periodic reviews of corporate risk management policies and procedures and annually reviews risk assessments prepared by management as a part of CTS’ enterprise risk management process. The enterprise risk management process evaluates the CTS’ major risk exposures and the steps management has taken to monitor and mitigate these exposures. Therefore, the Board and its committees consider, among other items, the relevant risks to CTS when granting authority to management and approving business strategies. The Board has utilized this risk management structure for a number of years. Although the Board retains the right to make changes in risk oversight responsibilities from time-to-time, the Board anticipates that the risk management responsibilities will continue in a substantially similar manner as described above, whether or not the Board’s leadership structure changes.

Director Education

The CTS Corporation Corporate Governance Guidelines encourage all directors to participate in director continuing education programs. CTS reimburses directors for attendance at such programs. In addition, management monitors and reports to the directors regarding significant corporate governance initiatives. The directors also receive a presentation on new developments in corporate governance at least annually.

Stock Ownership Guidelines

The Board has adopted stock ownership guidelines that apply to non-employee directors and executives in order to increase the alignment of their interests with those of shareholders and promote enduring shareholder value. Specifically, our Chief Executive Officer is required to hold a number of shares equal to five and one half times (5.5x) his base salary, our directors are required to hold a number of share units equal to five and one half times (5.5x) their annual base cash retainer, and officers other than the Chief Executive Officer are required to hold a number of share units equal to three times (3x) their base salaries. Until such time as an officer has attained the applicable share ownership guideline, he or she is expected to retain 100% of the share units awarded to him or her, net of amounts required to pay taxes and exercise prices. Thereafter, the officer is expected to retain, for a period of at least two (2) years, at least 50% of the total share units with which he or she is credited as a result of equity awards made by the CTS subsequent to the date on which the applicable share ownership guideline is attained, net of amounts required to pay taxes and exercise prices. Similar to the officers, until such time as a director has attained the applicable share ownership guideline, he or she is expected to retain 100% of the share units awarded to him or her. Thereafter, he or she is expected to retain, for a period of at least two (2) years, at least 50% of the total share units with which he or she is credited as a result of equity awards made by CTS subsequent to the date on which the applicable share ownership guideline level is attained; provided, however, that this requirement will terminate upon retirement. The guidelines require each director and officer to attain the applicable share unit ownership within six years of his or her initial election or appointment. The guidelines are administered by the Compensation Committee. A copy of the guidelines may be obtained free of charge from CTS’ website at http://www.ctscorp.com/governance/stockog.htm.

Director Resignation Policy

The Board of Directors has adopted a director resignation policy, which designates the circumstances when a director must offer his or her resignation to the Board. Specifically, directors are expected to offer to resign from the Board when they change employment or when the major responsibilities they held when they joined the Board change. Such director may not necessarily leave the Board, but this policy provides an opportunity for the Board to review the appropriateness of his or her continued service.

Additionally, any nominee for director in an uncontested election as to whom a majority of the shares of the corporation that are outstanding and entitled to vote in such election are designated to be “withheld” from or are voted “against” his or her election shall immediately tender his or her resignation, and the Board will decide, through a process managed by the Nominating and Governance Committee and excluding the nominee in question, whether to accept the resignation at its next regularly scheduled Board meeting. The Board will evaluate the best interests of CTS and its shareholders and may consider any factors it deems relevant in deciding whether to accept a director’s resignation.

Code of Ethics

CTS has adopted a Code of Ethics that applies to all CTS employees, including the principal executive officer, the principal financial officer, the principal accounting officer and/or controller, and all other executive officers and non-employee directors. The Code of Ethics includes ethical standards concerning conflicts of interest and potential conflicts of interest. With respect to executive officers and other employees, potential conflicts of interest must be reported to management. The Audit Committee is responsible for reviewing compliance with the Code of Ethics and reviews any potential conflict of interest involving an executive officer. A copy of the Code of Ethics may be obtained free of charge from the Corporate Secretary upon request or from CTS’ website at http://www.ctscorp.com/governance/code_of_ethics.htm.

Communications to Directors

Shareholders and other interested parties may address written communications to individual directors, including non-management directors, or to the Board as a whole, by writing to the Corporate

Secretary at CTS’ corporate office located at 905 West Boulevard North, Elkhart, Indiana 46514. All communications from shareholders must include the name and address of the shareholder as it appears on the record books of CTS and the name and address of the beneficial owner, if any, on whose behalf the communication is submitted. The Corporate Secretary will compile such communications and forward them to the directors on a periodic basis. However, the Corporate Secretary has authority to disregard any communication that is primarily an advertisement or solicitation or is threatening, obscene, or similarly inappropriate in nature. Communications that have been disregarded for these reasons may be reviewed by any non-management director upon request.

STOCK OWNERSHIP INFORMATION

Five Percent Owners of CTS Common Stock.    The table below lists information about the persons known by CTS to beneficially own at least 5% of the outstanding shares of CTS common stock as of December 31, 2012, unless a different date is indicated below. There were 33,433,128 shares of CTS common stock issued and outstanding as of December 31, 2012. Except as otherwise noted below, the information below is derived solely from the most recent Schedules 13D or 13G, and amendments thereto, filed with the Securities and Exchange Commission.

NAME AND ADDRESS	NUMBER OF SHARES	PERCENT OF CLASS
GAMCO Investors(1) One Corporate Center Rye, New York 10580	4,399,878	13.02%

Dimensional Fund Advisors LP(2) Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	2,883,135	8.53%

BlackRock, Inc.(3) 40 East 52nd Street New York, New York 10022	2,695,216	7.98%

Heartland Advisors, Inc., et al.(4) 789 North Water Street Milwaukee, Wisconsin 53202	2,438,451	7.20%

Lombardia Capital Partners LLC(5) 55 South Lake Avenue, Suite 750 Pasadena, California 91101	1,979,590	5.81%

The Vanguard Group, Inc.(6) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	1,891,435	5.59%

(1)

GAMCO Asset Management Inc. and its affiliates reported on Schedule 13D/A filed on November 30, 2010 having, as of November 29, 2010, sole voting power with respect to 4,336,611 shares and sole dispositive power with respect to 4,591,111 shares. Of these shares, according to the report: GAMCO Asset Management Inc. had sole voting power with respect to 3,288,303 shares and sole dispositive power with respect to 3,542,803 shares; Gabelli Funds, LLC had sole voting and dispositive power with respect to 771,708 shares; Teton Advisors, Inc. had sole voting and dispositive power with respect to 253,500 shares; Gabelli Securities, Inc. had sole voting and dispositive power with respect to 7,100 shares; MJG Associates, Inc. had sole voting and dispositive power with respect to 10,000 shares; and Mario J. Gabelli had sole voting and dispositive power with respect to 6,000 shares.

According to the report, GAMCO Asset Management Inc. is an investment manager providing discretionary managed account services for employee benefit plans, private investors, endowments, foundations, and others; Gabelli Funds, LLC provides advisory services for registered investment companies; Teton Advisors, Inc. provides discretionary advisory services to certain investment funds; Gabelli Securities, Inc. serves as a general partner or investment manager to limited partnerships and offshore investment companies and other accounts; and each of these entities is a registered investment adviser. Also according to the report, MJG Associates, Inc. provides advisory services to private investment partnerships and offshore funds and Mario Gabelli, an individual, is the sole shareholder, director, and employee of MJG Associates, Inc., the controlling shareholder of Teton Advisors, Inc., and directly or indirectly controls or acts as chief investment officer for the other entities listed in the report. The address for MJG Associates, Inc. was listed in the report as 140 Greenwich Avenue, Greenwich, CT 06830. As reported on Forms 13F filed on February 13, 2013: (A) GAMCO Asset Management Inc. reported, as of December 31, 2012, having sole investment power with respect to 3,248,770 shares, sole voting power with respect to 3,037,770 shares and no voting authority with respect to 211,000 shares; (B) Teton Advisors, Inc. reported, as of December 31, 2012, having sole voting and investment power with respect to 301,500 shares; (C) Gabelli Funds, LLC reported, as of December 31, 2012, having sole voting and investment power with respect to 849,608 shares; (D) Gabelli Securities, Inc. reported, as of December 31, 2011, having ownership of zero shares. These updated holdings are reflected in the table above.

(2)

As reported on Schedule 13G/A filed on February 11, 2013, Dimensional Fund Advisors LP reported having sole voting power with respect to 2,859,751 shares and sole dispositive power with respect to 2,883,135 shares. Dimensional Fund Advisors LP reported that it is a registered investment adviser, it furnishes investment advice to four registered investment companies, and it serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts, and accounts, collectively referred to as its Funds). Dimensional also reported that it disclaims beneficial ownership of these securities, which are owned by the Funds.

(3)	As reported on Schedule 13G/A filed on February 4, 2013, BlackRock, Inc., a parent holding company, reported having sole voting and dispositive power with respect to 2,695,216 shares.

(4)

As reported on Schedule 13G/A filed on February 7, 2013, each of Heartland Advisors, Inc., an investment adviser, and William J. Nasgovitz, the President and control person of Heartland Advisors, Inc., reported having shared voting and dispositive power with each other with respect to 2,438,451 shares. The clients of Heartland Advisors, Inc. and other managed accounts, have the right to receive or the power to direct the receipt of dividends and proceeds from the sale of these shares. As of February 7, 2013, The Heartland Value Plus Fund, a series of the Heartland Group, Inc., a registered investment company, owned 2,375,000 of the shares. The remaining shares were owned by various other accounts managed by Heartland Advisors, Inc. on a discretionary basis. To the best of Heartland Advisors, Inc.’s knowledge, none of the other accounts owned more than 5% of CTS’ outstanding common stock as of February 7, 2013. According to the report, Mr. Nasgovitz disclaims beneficial ownership of these shares.

(5)

As reported on Schedule 13G/A filed on February 14, 2013, Lombardia Capital Partners, LLC, an investment advisor, reported having sole voting power with respect to 1,194,397 and sole dispositive power with respect to 1,979,590 shares.

(6)

As reported on Schedule 13G/A filed on February 7, 2013, The Vanguard Group, Inc., an investment adviser, reported having sole voting and shared dispositive power with respect to 58,141 shares and sole dispositive power with respect to 1,835,394 shares. The Vanguard Group, Inc. also reported that Vanguard Fiduciary Trust Company, its wholly-owned subsidiary, is the beneficial owner of 56,041 shares as a result of its serving as investment manager of collective trust accounts and directs the voting of these 56,041 shares. Similarly, the Vanguard Group, Inc. also reported that Vanguard Investments Australia, Ltd., its wholly-owned subsidiary, is the beneficial owner of 2,100 shares as a result of its serving as investment manager of Australian investment offerings and directs the voting of these 2,100 shares.

Directors’ and Officers’ Stock Ownership.    The following table shows how many shares of CTS common stock each named executive officer, director, and all executive officers and directors as a group, beneficially owned as of April 5, 2013, including shares of CTS common stock covered by stock options exercisable within 60 days of April 5, 2013. Please note that, as reported in this table, beneficial ownership includes those shares of CTS common stock a director or officer has the power to vote or transfer, as well as shares of CTS common stock owned by immediate family members that reside in the same household with the director or officer. The shares of CTS common stock shown as beneficially owned by all current directors and officers do not include 1,458,900 shares of CTS common stock held by the Northern Trust Company as Trustee of the CTS Corporation Master Retirement Trust. The CTS Corporation Benefit Plan Investment Committee has voting and investment authority over those shares of CTS common stock.

Name	Beneficially Owned Shares(1)	Options Exercisable within 60 days	Shares held in 401(k)	Directors’ Deferred common stock units(2)	Total(3)	% of shares outstanding
Ashish Agrawal	17,403	0	0	0	17,403	*
Walter S. Catlow	50,579	10,800	0	4,098	65,477	*
Lawrence J. Ciancia	58,256	10,800	0	16,365	85,421	*
Thomas G. Cody	52,345	10,800	0	4,722	67,867	*
Patricia K. Collawn	48,107	3,100	0	800	52,007	*
Michael A. Henning	49,131	10,800	0	3,267	63,198	*
Gordon Hunter	19,200	0	0	0	19,200	*
Vinod M. Khilnani	543,934	70,500	1,704	0	616,138	1.84%
Thomas Kroll	88,107	12,500	3,938	0	104,545	*
Lawrence Lyng	67,551	0	0	0	67,551	*
Diana Murphy	20,200	0	0	0	20,200	*
Kieran O’Sullivan	95,000	0	0	0	95,000	*
Robert A. Profusek	51,385	10,800	0	4,722	66,907	*
Dennis Thornton	154,731	0	0	0	154,731	*
All Current Directors and Officers as a Group (16 total)	1,360,929	140,100	5,642	33,974	1,540,645	4.59%

*	Represents less than 1% of the outstanding shares of CTS common stock

(1)	Includes shares of CTS common stock which will vest within 60 days of April 5, 2013.

(2)	Includes restricted stock units that are distributable upon the director’s separation from service and convert on a one-to-one basis to shares of CTS common stock upon distribution.

(3)	No director or executive officer has pledged his or her shares of CTS common stock.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides details about CTS’ compensation practices for its named executive officers. The information provided in this section should be read together with the tables and narratives that accompany the information presented.

The following executives are CTS’ named executive officers for 2012, as that term is defined by the Securities and Exchange Commission:

—	Mr. Vinod M. Khilnani, Executive Chairman, and former President and Chief Executive Officer (as of January 7, 2013);

—	Mr. Thomas A. Kroll, Vice President and Chief Financial Officer;

—	Mr. Dennis P. Thornton, Senior Vice President and General Manager, Electronics Manufacturing Solutions;

—	Mr. Lawrence J. Lyng, Vice President & General Manager, Automotive Business Unit; and

—	Mr. Ashish Agrawal, Vice President, Treasury and Corporate Development.

Mr. Khilnani served as President and Chief Executive Officer until January 7, 2013 when Kieran O’Sullivan was appointed to those roles. Thus, Mr. Khilnani appears as a named executive officer for 2012 and his compensation information is disclosed and described throughout this proxy statement. Mr. O’Sullivan’s compensation information was described in a Current Report on Form 8-K filed at the time of his appointment.

Executive Summary

CTS’ executive compensation program is designed to attract, retain, and motivate high-quality executive talent, to provide executives with strong incentives to maximize CTS’ performance, and to align executives’ interests with those of our shareholders. Our executive compensation structure consists of base salary, annual cash incentives, performance-based equity compensation, time-based equity compensation, health and welfare benefits, limited perquisites, and retirement benefits. At the same time, our named executive officers are expected to comply with various good governance policies, such as CTS’ stock ownership guidelines and an anti-hedging/pledging policy. Additionally, various compensation elements contain “clawback” features, which would permit CTS to recoup compensation paid for improperly earned incentives. CTS believes that our executive compensation program provides the best means of attracting, retaining, and motivating executives with the skills and experience necessary to achieve our business goals and maximize shareholder value. CTS has remained committed to its fundamental compensation structure and philosophy over a period of many years, including in the face of recent economic volatility.

Recent Governance Activity

Our Board has adopted, and our shareholders recommended, that we hold “Say-on-Pay” votes every year. At our 2012 annual meeting of shareholders, we received approximately 95% approval, based on the total votes cast, for our advisory “Say-on-Pay” proposal to approve the compensation of our named executive officers. The Committee believes the voting results demonstrate significant support for our overall executive pay program. After reviewing the 2012 Say-on-Pay vote results, the Committee decided to continue to apply the same philosophy, compensation objectives and governing principles that it used in 2011 regarding named executive officer compensation decisions and policies. The Committee remains dedicated to aligning executive pay with company performance both to the existing executive pay programs and the governance environment surrounding the overall program.

CTS has for many years maintained robust corporate governance policies. More recently, CTS’ Board of Directors took the following actions to further enhance and improve our corporate governance:

—

Substantially increased the stock ownership guidelines for both our named executive officers (to 5.5 times base salary for our Chief Executive Officer and to 3.0 times base salary for the other named executive officers) and directors (to 5.5 times the annual board retainer) and added retention requirements regarding equity awards. This policy is described in more detail on page 13 of this proxy statement.

—

Updated change-in-control severance agreements that: (1) eliminated all excise tax gross-ups so that severance payments will be limited so that no portion of any payment will constitute an excess parachute payment under the provisions of Section 280G of the Code; (2) reduced the severance multiple to two times base salary and bonus; (3) eliminated the prorated change in control year cash bonus; (4) eliminated certain make-whole payments related to the executives’ 401(k) plans and supplemental executive retirement plans (also known as Individual Excess Benefit Retirement Plan or SERP); and (5) eliminated reimbursement for tax, legal, and estate planning advice related to the change-in-control severance agreements. This policy is described in more detail on page 42 of this proxy statement.

—

Expanded the role of our lead director to enhance the effectiveness of that position, including increasing the lead director’s involvement in key strategic initiatives and communication with major shareholders when needed. A full description of the lead director’s powers and responsibilities is set forth on page 12 of this proxy statement.

—

Adopted a director resignation policy so that any director who receives a majority of withhold and/or against votes in a director election must immediately tender his or her resignations. The Board of Directors will then evaluate the best interests of the corporation and its shareholders and any other factors it deems relevant in deciding whether to accept such director’s resignation. The policy is described in further detail on page 14 of this proxy statement.

The Committee continues to implement the executive pay and corporate governance changes described in this proxy, which changes the Committee believes better align the Company’s executive compensation program with best practices in the competitive market.

2012 Performance

CTS operations were impacted by the continuing effects of flooding in Thailand that occurred late in 2011. Production in CTS’ EMS Thailand facility was not fully back online until mid-year 2012 and several of CTS’ key electronic component customers were also affected by the flooding.

In addition to the negative impact from this natural disaster, 2012 revenues declined due to the recession in Europe, a stronger U.S. dollar against several currencies and softer EMS sales from curtailed government defense spending. Partially offsetting this were new sales from the Valpey-Fisher acquisition made early in 2012 (designs and manufactures customer engineered frequency components) and ramping of the new piezo product program for hard disk drives. As a result, full year 2012 revenues were $576.9 million compared to $588.5 million in 2011.

Despite the lower total revenues, full-year 2012 diluted earnings per share (or EPS) were $0.59, just slightly below the $0.60 in 2011. Earnings in 2012 included charges for implementing two restructuring programs designed to improve the company’s ongoing cost structure, and a gain from selling and leasing back our Singapore facility. In addition, earnings in 2012 were impacted as a research and development tax credit was delayed by the U.S. government. However, CTS continued to grow its investment in research and development in 2012 to support the strategy of fueling future product development.

In late December 2012, CTS acquired D&R Technology, LLC, a profitable U.S.-based designer and manufacturer of engineered automotive sensors with $50 million in annual sales. This acquisition further diversifies CTS’ Components and Sensors segment and will expand CTS’ leadership position in automotive sensors. Financial results from the D&R acquisition will be reflected in 2013 business results.

Also positively impacting our business in 2012 were new product launches for automotive actuators supporting the market need for increased fuel economy and lower emissions. These include the smart actuator for commercial diesel applications and an active grill shutter actuator for light-vehicle applications, both of which are expected to contribute to future sales and earnings growth. Net cash provided by operations significantly improved in 2012 to $41.7 million compared to $22.2 million in the prior year, and 2012 reflected the first full year of a 17% increase in dividends to shareholders.

Implications of 2012 Results for Compensation

For the 2012 Management Incentive Plan (or MIP), which is our annual performance-based cash incentive plan, our named executive officers with overall corporate responsibility (Messrs. Khilnani, Kroll, and Agrawal) were each granted award opportunities weighted 85% on EPS performance goals and 15% on controllable working capital as a percent of sales goals. Messrs. Thornton and Lyng, who are our named executive officers with business unit responsibilities, were each granted an award opportunity weighted 40% on EPS and controllable working capital performance goals and 60% on business unit operating earnings and controllable working capital performance goals As further described below, CTS’ actual performance during 2012 exceeded the threshold amount for a MIP award to be paid, but fell short of the target level, resulting in a lower-than-target payout to our named executive officers.

The Compensation Committee also continued the 2011-2012 Performance Restricted Stock Unit Plan, which is a two-year performance-based equity award program operated under the CTS Corporation 2009 Omnibus Equity and Performance Incentive Plan that is described in detail below. This program used an award weight of 60% for achievement of a relative total shareholder return objective (or RTSR) and 40% for achievement of a two-year sales growth objective. These metrics and weightings are identical to those used for the 2010-2011 Performance Restricted Stock Unit Plan. CTS’ performance during 2011-2012 Performance Period exceeded the threshold amount for a performance restricted stock unit award to be earned, but fell short of the target, resulting in a lower-than-target payout to our named executive officers.

During 2012, Mr. Khilnani remained a party to an ongoing Performance Share Agreement with CTS and was entitled to earn up to approximately 12,500 performance-based Restricted Stock Units for a performance period that began July 2, 2009 and ended July 1, 2012. The performance metric for this award was tied exclusively to CTS’ RTSR compared to a specified peer group of companies. CTS’ actual performance during this performance period for this performance metric was at the 51.7th percentile performance level established under the Performance Share Agreement, and 8,334 shares were awarded to Mr. Khilnani in settlement of this Restricted Stock Unit award.

Our revenue performance was slightly below 2011 and as a result overall performance did not meet target levels under our performance-based plans, the result of which caused the compensation we paid to most of our named executive officers to be slightly reduced. Mr. Khilnani realized only a modest increase to his base salary and incentive compensation while all other elements of his compensation declined. As a result, Mr. Khilnani’s total compensation was lower in 2012 than in 2011. Mr. Thornton also realized only a modest base salary increase and higher incentive compensation due to performance achieved, however, he received an additional time-based Restricted Stock Unit grant in October as described on page 33. As a result, Mr. Thornton’s total compensation was greater in 2012 than in 2011. Mr. Kroll’s total compensation was higher in 2012 as it was his first full year as the Chief Financial Officer. Mr. Lyng’s total compensation was higher in 2012 as he was elected an executive officer in 2012. Mr. Agrawal’s total compensation was higher in 2012 as it was his first full year as an executive officer of CTS after being hired in June, 2011.

The Compensation Committee and the Board believe that the skill and motivation of our employees, and especially our named executive officers, are essential to CTS’ performance and creation of long-term shareholder value. CTS believes that its policies and practices as presented in this Compensation Discussion and Analysis reflect the Board’s compensation philosophy and enable CTS to attract, retain, and motivate high-quality executive management. We will continue to provide a compensation program that we believe is effective in attracting, retaining, and motivating high-quality executives, serves shareholder interests, and is worthy of shareholder support.

Compensation Objectives

CTS designs its executive compensation program to achieve three main objectives:

—	Offer Competitive Compensation. CTS seeks to provide a competitive level of compensation in order to attract, retain, and motivate highly-qualified and talented executives.

—	Link Compensation to Performance. CTS seeks to optimize the performance of each executive by tying a substantial portion of compensation to achievement of financial and operational goals.

—

Align Compensation with Shareholder Interests. CTS seeks to align the interests of its executives with shareholders by paying a significant portion of compensation in the form of equity that vests over time.

The various elements of total compensation further described below have been designed to address these three objectives. Additionally, the elements of total compensation are designed to reward the named executive officers, as further described below, for (1) their core competencies, skills, experience and contributions to CTS (base salary, retirement benefits, health and welfare benefits and limited perquisites), (2) achievement of annual corporate financial goals (annual performance-based cash incentives), (3) achievement of long-term financial objectives that are beneficial to CTS and its shareholders (performance-based and time-based equity awards). This first category of compensation elements helps CTS offer competitive compensation, while the second and third categories of compensation elements help CTS link compensation to performance and align compensation with shareholder interests. Except as described further below regarding how these categories of compensation are structured to provide a substantial portion of total compensation that is based on performance and at-risk each year, decisions on specific elements of compensation do not generally affect the Committee’s decisions regarding the other elements of compensation.

Compensation Philosophy

CTS’ executive compensation philosophy is to initially center potential compensation for each named executive officer at approximately the fiftieth percentile of the compensation for similar positions at similarly situated companies based on market survey data provided by Towers Watson (discussed in more detail below). This philosophy operates as a guideline for CTS’ compensation decisions, however, rather than as a fixed rule. By targeting median compensation levels for its named executive officers, CTS believes it strikes the right balance between motivating named executive officers with market-competitive factors and providing the compensation necessary to recruit and retain top executive talent.

CTS employs a mix of different compensation elements to pay its named executive officers, these consist of base salary, annual performance-based cash incentives, performance-based equity awards, time-based equity awards, retirement benefits, limited perquisites, and health and welfare benefits. Total compensation packages combining these elements are designed to achieve each of CTS’ compensation objectives as follows:

Elements of Total Compensation	Purpose
— Base Salary — Retirement Benefits — Health and Welfare Benefits — Limited Perquisites	— Fixed cash and other customary compensation to attract and retain high-quality executive talent

— Annual Performance-Based Cash Incentives

—  At-risk, variable incentive compensation to promote the achievement of specific financial and operational performance objectives

—  Attraction, retention, and motivation of high-quality executive talent

— Performance-Based Equity Awards

—  At-risk, variable incentive compensation to promote the achievement of specific sales goals

—  Align executives’ interests with shareholder interests

—  Attraction, retention, and motivation of high-quality executive talent

— Time-Based Equity Awards	— Fixed equity awards for long-term retention of executive talent — Align executives’ interests with shareholder interests

CTS does not generally use a specific formula for allocating total compensation between current and long-term compensation or between cash and non-cash compensation. The amount allocated to each element of compensation generally reflects allocation percentages in Towers Watson market survey data for comparable positions, based on the regression analysis described below. Additionally, relevant factors such as an executive’s level of experience, responsibilities, demonstrated performance, length of service with the corporation, achievement of individual and corporate goals, risk, and retention considerations also may affect compensation structure for a particular named executive officer.

CTS does endeavor to ensure that a substantial portion of total compensation for its named executive officers is based on performance and is at-risk each year. In this way, CTS’ executive compensation programs provide named executive officers with strong incentives to maximize CTS’ performance, which ultimately enhances shareholder value. As a named executive officer takes on more responsibility, the Compensation Committee generally increases the percentage of his or her total compensation that is at-risk. As a result, our named executive officers have a substantial percentage of their total compensation opportunities based on at-risk, variable elements of compensation. CTS believes that this practice is appropriate because the corporation’s named executive officers have the greatest ability to drive performance and, therefore, should have the most to gain or lose in terms of compensation opportunities based on performance. In light of those facts, it is possible for CTS’ named executives to earn above-market compensation in any year, but they may earn below-market compensation as well, depending on individual and corporate performance for that year.

CTS believes that its compensation practices are prudent, and care is taken by the Compensation Committee to ensure that named executive officers are eligible to receive a reasonable amount of compensation in exchange for their services, so that they are properly incentivized to achieve CTS goals, and to ensure that compensation opportunities are structured to align named executive officers’ interests with those of our shareholders. These goals are achieved through application of a number of techniques, such as:

—	apportioning fixed pay versus incentive-based compensation in an appropriate balance;

—	selecting appropriate and broad-based performance metrics;

—	establishing reasonable performance thresholds;

—	capping performance-based compensation awards at certain maximum levels;

—	requiring multiple-year performance periods for certain performance-based awards; and

—	vesting a significant portion of equity compensation over multiple-year periods.

In this way, CTS believes that named executive officers will consider the impact of decisions in both the short- and long-term and will exercise careful judgment, so that while attempting to enhance shareholder value they will not take actions that pose unnecessary risk to the overall long-term well-being of the corporation. As a result, CTS has determined that, for both the named executive officers and all of its other employees, CTS’ compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on CTS.

The amount of total compensation realized or potentially realizable from prior compensation awards does not directly influence the level of compensation paid in the current year or future pay opportunities. Factors such as the tax and accounting treatment of different forms of compensation may influence the form and structure of executive compensation, but do not necessarily affect the total amount of compensation.

Role of Management in 2012 Named Executive Officer Compensation Decisions

For 2012, Mr. Khilnani relied on market survey data provided by CTS’ external compensation consultant, Towers Watson, and compiled by CTS’ Executive Director of Human Resources. After reviewing the data compiled by the Executive Director of Human Resources, Mr. Khilnani recommended a total compensation package to the Compensation Committee for each named executive officer other than himself. Mr. Khilnani’s aim was to provide recommendations to the Compensation Committee that aligned each named executive officer’s total compensation opportunity at approximately the fiftieth percentile of similarly situated executives, based on the regression analysis conducted by Towers Watson. This practice is consistent with CTS’ compensation philosophy: by using the median compensation as a guideline in setting total compensation, CTS should be able to attract, retain, and motivate highly-qualified executives with the skills and experience necessary to lead the corporation.

How 2012 Named Executive Officer Compensation was Determined

At its February 2012 meeting, the Compensation Committee reviewed the data used by Mr. Khilnani, considered his recommendations, and ultimately decided on a total compensation package for each named executive officer. As a part of this meeting, the Compensation Committee set targets for compensation opportunities that were intended to qualify as performance-based awards under Section 162(m) of the Internal Revenue Code. For all named executive officers other than the Chief Executive Officer, total compensation packages for the year were finalized when approved by the Compensation Committee. The Compensation Committee recommended a total compensation package for the Chief Executive Officer to the Board, which was discussed by the Board at its February 2012 meeting, and became final upon its approval. As Mr. Khilnani is the Chairman of the Board, he abstained from participation in discussions or voting with respect to his own compensation.

Overall Mix and Structure of 2012 Named Executive Officer Compensation

For 2012, the Compensation Committee considered the total compensation opportunities for each named executive officer and determined how total potential compensation should be allocated across the different elements of compensation. The Compensation Committee did not follow a definitive policy when determining the mix of and structure for total compensation. Instead, it considered factors consisting of each executive’s achievement of corporate and individual goals, level of experience, responsibilities, demonstrated performance, length of service with the corporation, risk, and retention considerations.

The Compensation Committee also considered market practices as reflected in the market survey data provided by Towers Watson to obtain a baseline of total potential compensation for each named executive officer. Using this as a starting point, the Compensation Committee engaged in discussions with the objective of ensuring that a substantial portion of each named executive officer’s total compensation was at-risk and dependent on the corporation’s financial performance. Care was taken to balance the incentives to drive performance in the short-term versus the long-term. In this way, CTS encouraged the named executive officers to vigorously pursue increased performance in 2012 while also discouraging incentives to take excessive risks that might be beneficial in the short-term, but harmful in the long run. CTS believes that this aligns the interests of the named executive officers with those of the shareholders year-over-year, as well as over the long-term.

Cash incentives and equity compensation opportunities generally increase across the named executive officer positions consistent with increasing responsibility. This structure generally means that the most senior named executive officers will have a higher percentage of their total compensation at-risk and variable than the less senior named executive officers. As a result, the most senior named executive officers who had the greatest ability to drive CTS’ 2012 performance had the most to gain or lose based on corporate and individual performance in 2012.

In addition to cash and equity components, CTS offered its named executive officers retirement benefits, health and welfare benefits, and limited perquisites in 2012. The corporation believes that offering named executive officers retirement benefits, health and welfare benefits, and a modest level of perquisites are standard practices in other companies, and that these compensation elements are expected components of overall compensation packages provided to CTS’ named executive officers.

Benchmarking and Consultants for 2012

Every one to two years CTS has purchased market survey data from Towers Watson regarding the named executive officers’ positions in order to determine current prevailing pay rates for those positions and to examine the prevailing structures of executive compensation based on the regression analysis described below. Through this information, Towers Watson provided CTS with detailed, comprehensive, and sophisticated survey data that enables CTS to make informed decisions on executive compensation.

In November 2011, CTS’ Executive Director of Human Resources received market survey data from Towers Watson as to various elements and aspects of compensation (including base salary, perquisites, annual incentives, incentive targets, and equity awards) for use in setting 2012 executive compensation. Benchmark compensation reports were received for executive positions including Chief Executive Officer (Mr. Khilnani), Top Financial Executive (Mr. Kroll), Profit Center Head (Messrs. Thornton, and Lyng), and Treasurer (Mr. Agrawal), among others. This market survey data was then used by Mr. Khilnani to recommend a compensation package for each named executive officer (other than himself) in accordance with CTS’ compensation philosophy. The market survey data was also provided to the Compensation Committee and used as a starting point in considering executive compensation packages.

Towers Watson generated its market survey data reports through analysis of broad industry-wide databases reflecting the pay practices of hundreds of companies. Towers Watson determined competitive pay for CTS’ officer positions based on regression analysis, which is a statistical technique that considers the relationship between total revenues and compensation, in order to adjust the database information to identify market data that corresponded to an organization of similar size to CTS. The regression analysis did not, however, produce a readily identifiable subset of companies (in other words, a peer group). Instead, the regression analysis produced data points that were then used by CTS as a guide in setting total executive compensation levels and allocating the mix among the various compensation elements for 2012. As a result, the data points produced by Towers Watson’s regression analysis, and not the identity of the individual companies in Towers Watson’s market survey data reports, were the material factors regarding the ultimate pay decisions made by the Compensation Committee for CTS’ 2012 named executive officer compensation program. Towers Watson used information provided by CTS to determine which survey and benchmark positions were appropriate comparisons for CTS’ named executive officer positions. CTS’ named executive officer positions were compared to positions with similar job responsibilities in general industry. CTS did not require Towers Watson to limit the survey data solely to companies in CTS’ industry because compensation data is not available for all of its competitors and also because CTS believes that it is important to consider compensation practices at other companies of comparable size and scope in order to attract, retain, and motivate executive talent.

Although the Towers Watson data did not result in the identification of a specific peer group, management and the Compensation Committee had confidence in the Towers Watson market data reports because the data was pulled from large, detailed, and comprehensive surveys and because Towers Watson is an experienced compensation consultant whose market survey data has been used by CTS on numerous occasions to successfully attract and retain highly qualified and talented executives of the caliber CTS desires.

Based on its review of corporate pay practices in this process, Towers Watson explained to CTS that total compensation levels that are within 15% of the median of the market data are generally considered to be within the range of competitive practice. The Compensation Committee considered this guidance by Towers Watson when establishing 2012 compensation levels, although the Compensation Committee reserved the right to deviate from this guideline in light of a particular named executive officer’s unique circumstances, such as level of experience, skills, and length of service with the corporation. In general, in cases where compensation for a named executive officer falls substantially below the 15% median data threshold, consistent with CTS’ compensation philosophy, the Compensation Committee will ordinarily recommend a larger increase to bring the compensation in line with the median over time.

While CTS did not use a “peer group” for purposes of determining 2012 compensation levels, it does use a peer group for purposes of measuring performance under the terms of its performance-based equity plans. Please see the “2011-2012 Performance Restricted Stock Unit Plan” section on page 28 for a discussion of the companies that constitute this peer group, and of how CTS’ performance is measured against them.

For 2013, the Compensation Committee retained Compensation Strategies as its independent compensation consultant to assist the Compensation Committee in evaluating current compensation arrangements, identifying compensation trends and evaluating compensation plans for 2013 and beyond.

No Compensation Consultant Conflicts of Interest

The Compensation Committee has considered and assessed all relevant factors, including but not limited to those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, that could give rise to a potential conflict of interest with respect to either of the compensation consultants described above. Based on this review, we are not aware of any conflict of interest that has been raised by the work performed by Towers Watson or Compensation Strategies.

Elements of 2012 Named Executive Officer Compensation

Base Salary.    Base salary was included as an element of total compensation to ensure that each named executive officer received a suitable minimum return and is rewarded for his service to the corporation for 2012. A sufficient base salary also helps to ensure that named executive officers do not become unduly focused on achievement of shorter-term incentive awards that may be to the detriment of the overall long-term health of the corporation. For 2012, the Compensation Committee initially determined reasonable base salaries for the named executive officers by aligning base compensation for each named executive officer at approximately the fiftieth percentile of peer executives as set forth in the Towers Watson regression analysis reports described above. The Compensation Committee also considered each named executive officer’s responsibilities, past performance, and time with the corporation in setting his final base salary for 2012.

The base salaries for the named executive officers that were set in 2012 were as follows: Mr. Khilnani, $680,000; Mr. Kroll, $262,866; Mr. Thornton, $317,293; Mr. Agrawal, $245,875; and Mr. Lyng $241,285. Please note the 2012 base salary levels described in this paragraph are not directly comparable to the amounts listed in the “Salary” column for 2012 in the 2012 Summary Compensation Table because they were implemented in April 2012, and do not represent the actual base salaries earned by the named executive officers in fiscal year 2012 that are shown in the 2012 Summary Compensation Table.

Annual Performance-Based Cash Incentive Plan.    CTS believes that it is important to motivate its named executive officers to achieve, and to reward them for achieving, annual corporate financial goals. Therefore, CTS places a substantial part of each named executive officer’s total compensation at-risk by tying it directly to corporate performance. CTS used an annual Management Incentive Plan (or MIP) established pursuant to the terms of the CTS Corporation 2012 Management Incentive Plan (which was approved by shareholders at the 2012 annual meeting) to focus CTS’ named executive officers on the most critical of its shorter-term financial metrics for 2012. The MIP provided for annual cash payments to named executive officers based on CTS’ financial performance and achievement of individual goals. A named executive’s ultimate award was determined under a formula that provided for payment of zero to 200% of a target award based on CTS’ actual performance versus the established quantitative financial performance goals. In addition, the Compensation Committee reserved the right to adjust awards downward guided by the named executive officer’s actual performance versus individual goals. Awards under the MIP were intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

How MIP Target Award Opportunities and Performance Goals Were Set.    In February 2012, the Compensation Committee established a target award opportunity and quantitative financial performance goals for each named executive officer. Target award opportunities were set as a percentage of base salary. In setting target award opportunities, the Compensation Committee took into consideration the median percentile target awards in the Towers Watson regression analysis reports described above, as well as internal parity. CTS’ practice to structure its named executive officers’ annual MIP compensation at approximately the fiftieth percentile was based upon a philosophy that by using a median award, CTS is able to balance motivating the named executive officer with what it perceives as market-competitive factors in being able to attract, retain, and motivate top executive talent.

The quantitative financial performance goals were based on CTS’ established business plan for 2012. Each year, the Board reviews a business plan prepared by members of management that includes projections for revenues, earnings, key balance sheet metrics, and cash flow for each business unit. The business plan considers prior year results, strategic initiatives, approved forward investment plans, projected market demands, competition, improvement initiatives, and other factors. Provided that a metric is a performance measure authorized under the terms of the CTS Corporation 2012 Management Incentive Plan, the Compensation Committee generally may use any of the metrics set out in the business plan to establish quantitative financial performance goals for the annual MIP.

In 2012, the Compensation Committee set quantitative financial performance goals for corporate-level MIP participants (Messrs. Khilnani, Kroll and Agrawal) using CTS’ controllable working capital as a percentage of sales and earnings per share (or EPS) as defined in the MIP. Controllable working capital was chosen because it is an objective measure of how efficiently CTS manages its short-term capital needs. CTS chose EPS as a metric because it is a direct measurement of overall corporate performance that takes into consideration market conditions and provides a quantitative measurement from which CTS is able to assess the performance of its named executive officers. For purposes of the MIP, EPS was defined as CTS’ fully diluted net earnings per share as stated in CTS’ consolidated statement of earnings for 2012 that was adjusted to exclude, if any:

—	write-downs of tangible and/or intangible assets;

—	adjustments in tax reserves, up or down, or valuation reserves against deferred tax assets which result in non-recurring charges to income;

—	changes in accounting principles;

—	Board approved restructurings to improve the cost structure of the company; and

—	changes in corporate tax rates as a result of repatriation of cash from foreign entities.

For MIP participants at the business unit level (Messrs. Thornton and Lyng), the Compensation Committee set quantitative financial performance goals using EPS, as well as business unit-level operating earnings and controllable working capital as a percentage of sales.

The Compensation Committee set the performance levels for these metrics and established a minimum performance level that had to be reached before MIP awards were paid. In establishing minimum and maximum performance levels for particular financial performance goals, the Compensation Committee considered past and projected performance levels for both CTS and the named executive officers, external market conditions, presumptions for 2012, and desired overall share performance targets for 2012.

Individual performance goals for each named executive officer were based on specific items within each named executive officer’s area of job responsibility that related to the business plan and overall corporate objectives. These were set at the same time as the quantitative financial performance goals and were designed to also be considered in determining the MIP award payments.

Determination of Actual Awards.    Actual MIP award payments were based on a formula and could have varied from zero to 200% of the target award opportunity based on achievement of the quantitative financial performance goals. The payout “cliff” dropped to zero if performance fell below a threshold level of the quantitative performance goals. On the upside, payout increased linearly up to 200% as performance exceeded the threshold performance goals. One consequence of this cliff threshold and payout performance formula is that a named executive officer’s risk of receiving no award is greater than the named executive officer’s opportunity to obtain an award that is substantially above target. Another consequence is that payouts above target represent a fraction of the expected return to the corporation from “better than plan” performance. Since payments are capped, a named executive officer cannot increase MIP awards beyond a fixed amount, counterbalancing the incentive to pursue outsized short-term rewards at the expense of the long-term health of the corporation.

Likelihood of Executive Achieving MIP Goals.    Management endeavored to establish a plan that demanded challenging, but achievable, results given expected business conditions. While actual awards will vary above and below target from year to year, CTS expects that over a period of several years, payouts under the MIP will average about 100% of target. Over the past five years, payouts under the MIP based on corporate metrics alone averaged 108% of target, while payouts under the MIP based on both corporate and business unit metrics averaged 84% of target.

How 2012 Awards were Calculated.    For CTS’ named executive officers with overall corporate responsibility (Messrs. Khilnani, Kroll and Agrawal), performance measurements were weighted 85% for the EPS objective and 15% on the controllable working capital as a percentage of sales objective. For named executive officers with business unit responsibilities (Messrs. Thornton and Lyng), performance measurements were weighted 85% as to the EPS and/or business unit operating earnings objectives. The remaining 15% was weighted as to the controllable working capital as a percentage of annual sales objective. The target award for Mr. Khilnani was 100% of base salary (or $672,839). For Messrs. Kroll, Thornton and Lyng, the target award opportunity was 50% of base salary (or $125,363, $153,275 and $118,518, respectively). For Mr. Agrawal, the target award opportunity was 35% of base salary (or $83,039).These target award opportunities were derived in part from the data provided by Towers Watson and in part by the Compensation Committee’s judgment on internal equity of the positions, their relative value to CTS, and the desire to maintain a consistent annual target award incentive for named executive officers of CTS and the business units. The award opportunities available to each named executive officer ranged from no payment if the goals were met below the 50% performance level to a 200% payout if the goals were met at or above the 200% performance level.

			2012 Management Incentive Plan Performance Goals			2012 Management Incentive Plan Performance Results
Executive	2012 Base Salary ($)	2012 Annual Target Award (%)	EPS ($)	Strategic Business Unit Operating Earnings (000s) ($)	Controllable Working Capital as a Percentage of Annual Sales (%)	EPS ($)	Strategic Business Unit Operating Earnings (000s) ($)	Controllable Working Capital as a Percentage of Annual Sales (%)	2012 Annual Incentive Earned ($)	2012 Annual Incentive Earned (%)
Vinod M. Khilnani	672,839	100	0.73	—	17.5	0.67	—	17.4	545,000	81.0
Thomas A. Kroll	250,726	50	0.73	—	17.5	0.67	—	17.4	101,544	81.0
Dennis P. Thornton	306,550	50	0.73		17.5	0.67		17.4	108,519	70.8
				7,530	21.0		6,441	22.1
Lawrence Lyng	237,035	50	0.73		17.5	0.67	—	17.4	102,399	86.4
				22,000	10.5		21,057	10.4
Ashish Agrawal	237,255	35	0.73	—	17.5	0.67	—	17.4	67,262	81.0

Performance-Based Equity Compensation.    Performance-based equity grants encourage strong financial performance while aligning executive compensation with shareholder interests. Under the terms of the performance-based plans, named executive officers may earn restricted stock unit (or RSU) awards based upon, and thus are rewarded for, achievement of financial objectives that CTS believes are beneficial to the corporation and its shareholders or based upon CTS’ overall performance relative to peers over a longer term. Strong financial performance is encouraged since increasing levels of performance will result in increasing award payouts to the named executive officers. Evaluating performance by comparison to peers helps to ensure a true measure of performance under current market conditions. Settling awards in equity helps to ensure alignment of executive compensation with shareholder interests.

2011-2012 Performance Restricted Stock Unit Plan.    In February 2011, under the terms of the CTS Corporation 2009 Omnibus Equity and Performance Incentive Plan, the Compensation Committee established a two-year performance-based equity compensation program, called the 2011-2012 Performance Restricted Stock Unit Plan. Depending upon CTS’ achievement of sales growth and CTS’ relative total shareholder return (or RTSR) compared to the peer group described below, over a two-year performance period (fiscal years 2011 and 2012), a named executive officer was eligible to earn an RSU award of zero to 200% of a target award opportunity established for his or her position. Awards were weighted 60% for achievement of the RTSR objective and 40% for achievement of the two-year sales growth objective. All named executive officers were participants in the 2011-2012 Performance Restricted Stock Unit Plan.

The awards were intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. The performance goals and target awards were established by the Compensation Committee at its meeting in February 2011. Performance was measured at the end of the performance period, and awards for achievement of the performance goals were granted in 2013 in the form of RSU’s vesting immediately, subject to certification of 2012 fiscal year results by CTS’ independent auditor. Awards were settled on the basis of one share of CTS common stock for each RSU on the settlement date. The plan permitted the Compensation Committee to adjust awards, subject to the restrictions of Section 162(m) of the Internal Revenue Code, and contained recoupment features in the event of employee misconduct.

In connection with this plan, the Compensation Committee established a target award opportunity for each participating named executive officer in the form of a specific number of RSUs. The Towers Watson market survey data discussed previously was consulted by the Compensation Committee as a reference in establishing the participating named executive officers’ target RSU award opportunities. The target RSU award opportunities were 64,000 for Mr. Khilnani, 5,000 for Mr. Kroll, 16,000 for Mr. Thornton and 5,000 for Mr. Lyng. Mr. Agrawal was not eligible for an award opportunity under this plan, as he was not an employee of CTS at its establishment.

The Compensation Committee selected RTSR, a comparison of the increase of CTS’ stock price against the stock price appreciation of the peer group described below over time (including aggregated dividends adjusted for stock splits over the period) as a performance goal because it is a meaningful measure of CTS’ overall relative performance in comparison to its peers. Two-year sales growth was selected to reinforce senior management’s focus on increasing sales over the long-term. The Compensation Committee selected a two-year performance measurement period to encourage sustained performance beneficial to shareholders over more than just an annual period.

The Compensation Committee also determined the various performance levels that had to be achieved in order for named executive officers to earn an RSU award. When measuring performance against peers, the RSU award would drop to zero if performance fell below a threshold level of RTSR performance achievement. At the other end of the spectrum, the award payout for exceptional RTSR performance was capped at 200% of target. After the minimum award threshold is achieved, awards are interpolated in between award levels. The criteria in order to achieve various RSU award levels under the plan were as shown in the table below.

Two Year Sales Growth (Weight 40%)	Award Level
Two Year Sales Growth less than 7%	0% (No Award)
Two Year Sales Growth greater than or equal to 7%, but less than 15%	50%-99% of Target Award(1)
Two Year Sales Growth greater than or equal to 15%, but less than 25%	100%-149% of Target Award(1)
Two Year Sales Growth greater than or equal to 25%, but less than 30%	150%-199% of Target Award(1)
Two Year Sales Growth greater than or equal to 30%	200% of Target Award(1)

(1)	Actual awards for performance above the 7% threshold but below the 30% maximum will be interpolated between established sales growth measurements.

Relative Total Stockholder Return (Weight 60%)	Award Level
RTSR less than 30% of Peer Group	0% (No Award)
RTSR better than or equal to 30% of Peer Group but less than 50% of Peer Group	50% of Target Award(1)
RTSR better than or equal to 50% of Peer Group but less than 70% of Peer Group	100% of Target Award(1)
RTSR better than or equal to 70% of Peer Group but less than 90% of Peer Group	150% of Target Award(1)
RTSR better than or equal to 90% of Peer Group	200% of Target Award(1)

(1)	Actual awards for performance above the 30% threshold but below the 90% maximum will be interpolated between established RTSR measurements.

The Compensation Committee selected a peer group consisting of 28 companies whose performance was compared to CTS’ performance over the two-year performance period for RTSR measurement. It is difficult for CTS to establish a “pure” peer group because relatively few companies are the same size and have the same business segments as CTS. Therefore, the companies chosen for benchmark purposes were selected because they fit at least one criterion of similar revenue, similar industry or similar products and services to CTS. A peer company may be removed from the list if delisted from its exchange for certain reasons not involving poor performance. The peer companies selected are listed as follows:

API Technologies Corp.(1)	AVX Corporation	Benchmark Electronics, Inc.
BorgWarner Inc.	Celestica Inc.	Ducommun, Inc.(2)
Flextronics International Ltd.	Frequency Electronics, Inc.	Gentex Corporation
Jabil Circuit, Inc.	KEMET Corporation	Key Tronic Corporation
Kimball International, Inc.	Lear Corporation	LittelFuse, Inc.
Meritor, Inc.(3)	Methode Electronics, Inc.	Molex Incorporated
Plexus Corp.	Pulse Electronics Corporation	RF Micro Devices, Inc.
Sanmina-Sci Corporation	Sparton Corporation	Stoneridge, Inc.
Sypris Solutions, Inc.	Triquint Semiconductors, Inc.	Vishay Intertechnology, Inc.
Williams Controls, Inc.

(1)	API Technologies Corp. acquired original CTS peer Spectrum Control, Inc. in 2011.

(2)	Ducommun, Inc. acquired original CTS peer LaBarge, Inc. in 2011.

(3)	Original CTS Peer ArvinMeritor, Inc. changed its name to Meritor, Inc. in 2011.

Participants had to remain employed by CTS through the end of the two-year performance period to be eligible to earn an award. Since CTS named executive officers are generally expected to retain their stock awards, named executive officers are incentivized to consider the long-term implications of actions taken in pursuit of performance-based equity awards. Similar to the MIP discussed above, the Compensation Committee could have, in its discretion, adjusted a participant’s payout of an award downward after consideration of other business factors, including overall CTS performance and the individual participant’s contribution to CTS performance. The Compensation Committee also was permitted to adjust a payout of an award in its discretion to prevent the enlargement or dilution of the award because of extraordinary events or circumstances as determined by the Compensation Committee. However, adjustments will not be made with respect to the award of a covered employee if doing so would cause the related compensation to fail to qualify as “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code.

The 2011-2012 Performance Restricted Stock Unit Plan contains a recoupment feature. Specifically, if CTS learns of any intentional misconduct by a plan participant that directly contributes to CTS having to restate all or a portion of its financial statements, the Board may, in its sole discretion, require the participant to reimburse the Company for the difference between any awards paid to the participant based on achievement of financial results that were subsequently the subject of a restatement and the amount the plan participant would have earned as awards under the plan based on the financial results as restated.

In February 2013, the Compensation Committee reviewed and certified the results of performance over the two-year performance period. The Compensation Committee calculated total shareholder return for CTS and the participants as a percentage, comparing the closing stock price at the beginning and end of the performance period, after adjusting for dividends paid and stock splits. In calculating CTS’ common stock prices, CTS used a 20-day average of the closing prices before the first and last days of the performance period to ensure no temporary condition or manipulation could distort CTS’ common stock price. With respect to the peer group, the Compensation Committee used the closing price on the first and last days of the performance period. After the calculations were completed, each company was ranked in order of highest to lowest total shareholder return.

During the performance period, CTS’ common stock price decreased from $11.10 to $9.90 (when adjusted up from $9.635 to account for $0.265 in dividends paid by CTS during 2011 and 2012). This resulted in CTS’ RTSR being -10.8% which was, higher than 57.2% of the Peer Group, over the performance period. CTS’ two-year sales growth increased from $552.6 million in 2010 to $576.9 million in 2012, an increase of 4.39%. The RTSR goal was met above the 50% payout level, but less than the 70% payout level. It was interpolated to a calculated incentive factor of 118%. The two-year sales growth goal was not met above the 50% payout level and was interpolated as a calculated incentive factor of 0%. The Compensation Committee made no adjustments to the plan or results. The table below lists each named executive officer’s target RSU award opportunity, the 2011-2012 Performance Restricted Stock Unit Plan performance goals, the 2011-2012 RTSR results, and total performance-based equity compensation earned under the plan.

Executive	Target RSU Award	2011-2012 Performance Restricted Stock Unit Plan Performance Results RTSR (%)	2011-2012 Performance Restricted Stock Unit Plan Performance Results Two Year Sales Growth (%)	2011-2012 Performance Based Equity Compensation (RSU)	2011-2012 Performance Based Equity Compensation ($)(1)
Vinod M. Khilnani	64,000	118.00	0.00	45,440	452,582
Thomas A. Kroll	5,000	118.00	0.00	3,550	35,358
Dennis Thornton	16,000	118.00	0.00	11,360	113,146
Lawrence Lyng	5,000	118.00	0.00	3,550	35,358
Ashish Agrawal(2)	0	0.00	0.00	0	0

(1)	The value of the award was reached by multiplying the number of RSU awarded by the closing price of CTS stock, $9.96, on February 11, 2013, the actual date of grant.

(2)	Mr. Agrawal was not a participant under the 2011-2012 Performance Restricted Stock Unit Plan.

2012-2013 Performance Restricted Stock Unit Plan.    In February 2012, the Compensation Committee established a new two-year performance-based equity compensation program called the 2012-2013 Performance Restricted Stock Unit Plan in which all named executive officers participate. The plan is essentially the same as the 2011-2012 plan described above with the exception of the addition of a third performance target. Under the 2012-2013 Performance Restricted Stock Unit Plan, awards are weighted 35% on two-year sales growth objective, 30% on two-year free cash flow, and 35% on achievement of the RTSR objective.

The addition of two-year free cash flow and the reduction of the weighting on RTSR from 60% to 35% had the effect of creating a more realistic compensation expense to the company. Awards based on market-based metrics must be expensed at the start of the time of grant and cannot be modified regardless of actual results. Compensation expense for awards based on performance metrics, however, reflect the actual grant awarded at the end of the performance period. In other words, if the performance based target is not met, then the compensation expense can be adjusted downward. If the performance based target is exceeded, then the compensation expense is increased accordingly. This adjustment process for actual performance is not available to expensing on market-based awards.

As in the prior year’s performance plan, each performance target of the 2012-2013 Performance Restricted Stock Unit Plan has a minimum threshold which must be achieved before any award is available. After the minimum award threshold is achieved, award levels will be interpolated between established measurement levels. Depending upon achievement of performance goals set by the Compensation Committee, a named executive officer could earn an RSU award of zero to 200% of a target award established for his position. The Compensation Committee again established a specific number of RSUs for each named executive officer as a target award, selected a two-year performance period (fiscal years 2012 and 2013), selected various performance levels for achievement of awards, and established a minimum threshold beneath which no award would be paid. The Compensation Committee selected the same 28 member peer group that was used in the 2011-2012 Performance Restricted Stock Unit Plan. The plan again contains a peer group adjustment protocol, requires participants to remain employees during the entire two-year performance period (with limited exceptions in the event of death, disability, change of ownership, unforeseeable emergency, termination without cause, and qualified retirement), and will settle earned RSU awards, if any, in shares of CTS common stock on a one-to-one basis by March 15th of the year following the performance period. The plan permits the Compensation Committee to adjust awards, subject to the restrictions of Section 162(m) of the Internal Revenue Code, and contains recoupment features in the event of employee misconduct.

Chief Executive Officer Performance Share Agreement.    In addition to his participation in the performance-based equity incentive plans described above, Mr. Khilnani is a party to an ongoing Performance Share Agreement with CTS. Under this agreement, CTS established a performance-based RSU award for Mr. Khilnani. An aggregate of 25,000 RSUs were eligible to be earned over the course of three separate performance periods, commencing on July 2, 2007, July 2, 2008, and July 2, 2009, respectively, and ending on July 1, 2010, July 1, 2011, and July 1, 2012, respectively. Vesting was to occur, if at all, at a rate of up to 150% of the target award (not to exceed a total of 25,000 shares over the three-year plan period) on the end date of each performance period and was tied exclusively to CTS’ RTSR compared to an enumerated peer group of companies. The vesting rate was determined using a matrix based on CTS’ percentile RTSR ranking compared to the peer group companies listed previously.

The third of these performance periods ended July 1, 2012. Mr. Khilnani’s target award opportunity for this third performance period was 12,500 RSUs. The performance criteria used to calculate this award was:

Relative Total Shareholder Return for the Performance Period	Shares Earned for the Performance Period
Less than 33%	0 shares
Greater than 33% and less than or equal to 49%	50% of shares (or 4,166 shares)
Greater than 49% and less than or equal to 66.6%	100% of shares (or 8,334 shares)
Greater than 66.6%	150% of shares (or 12,500 shares)

At the end of the third performance period, CTS’ RTSR ranking was at the 51.7th percentile, which resulted in 8,334 RSUs being earned by Mr. Khilnani under this agreement during 2012, which RSUs were settled on a one-for-one basis in CTS stock.

Time-Based Equity Compensation.    CTS believes that stock ownership and equity-based compensation are valuable tools for motivating employees to improve, and reward them for improvements in, CTS’ long-term performance. CTS also believes that equity grants are an effective way to align named executive officer and shareholder interests because a significant amount of a named executive officer’s potential income is directly tied to enhancing shareholder value. Time-based equity grants also play a critical role in retaining and motivating executive talent by encouraging named executive officers to remain employees throughout the service period so that they will receive equity awards. The retention of qualified named executive officers over the longer term assists CTS in retaining valuable institutional knowledge. Further, time-based equity compensation also helps to assure that named executive officers are able to meet their obligations under CTS’ stock ownership guidelines. The Compensation Committee considered time-based equity grants as part of its review of annual executive compensation in February 2012. For new hires or to recognize significant individual contributions, the Compensation Committee may grant individual RSU awards at different times during the year and may use alternative vesting schedules or distribution options.

2012 Grants.    For 2012 time-based equity compensation grants, CTS issued RSUs. In February 2012, the Compensation Committee awarded RSUs vesting over a three-year period to Messrs. Kroll (15,000), Thornton (15,000), Lyng (15,000) and Agrawal (6,000) based on the recommendations of Mr. Khilnani. In making his recommendations, Mr. Khilnani consulted the regression analysis data obtained from Towers Watson and considered other relevant data including retention and performance. In October 2012, Messrs. Thornton and Lyng were also awarded two-year cliff vesting grants of 25,000 shares each. In contrast to the other named executive officers, Mr. Khilnani’s 2012 RSU award was not granted by the Compensation Committee. Rather, his award was recommended by the Compensation Committee and approved by the entire Board, other than Mr. Khilnani, who abstained in discussions and votes related to his award. Each time-based RSU award is settled on a one-for-one basis in shares of CTS common stock upon vesting. Grants of equity made in 2012 are reported in the “2012 Grants of Plan-Based Awards” table below.

CTS believes that the general practice of deferred vesting of equity awards over several years further helps to align the interests of our named executive officers and shareholders. Since a substantial portion of each named executive officer’s compensation is paid out in the form of time-based equity grants, and since the value of equity will vary over time, depending mostly upon the overall performance and strength of CTS, actions taken in one year may substantially affect a named executive officer’s compensation over the course of many subsequent years. Therefore, named executive officers are encouraged to consider the longer-term health of the corporation in addition to shorter-term considerations. CTS also believes that deferred vesting helps in the retention of named executive officers, as unvested portions of grants are ordinarily forfeited in the event of termination.

Retirement Benefits and Plans.    CTS’ retirement plans are designed to provide a competitive level of retirement benefits necessary to attract and retain executive talent. Retirement benefits encourage retention to the extent that named executive officers are rewarded with increased benefits for extending their term of service. CTS offers a 401(k) plan to all current named executive officers and a defined benefit plan to those named executive officers who joined CTS prior to April 1, 2006, when the defined benefit plan was closed to new entrants. Named executive officers who participate in the defined benefit plan also participate in a Supplemental Executive Retirement Plan, as further described below.

Defined Contribution Plan.    Substantially all U.S.-based CTS employees are or were eligible to participate in the CTS Corporation Retirement Savings Plan, a 401(k) plan which we refer to as the CTS 401(k) plan. CTS’ matching contribution levels are governed by the rules in effect when employees began employment with CTS. Under the terms of the plan applicable to Messrs. Khilnani and Kroll, CTS matches an employee’s contributions $0.50 for every dollar, up to 6% of eligible pay, for a maximum matching contribution of 3%, subject to limitations under the Internal Revenue Code. Under the terms of the plan applicable to Messrs. Thornton, Lyng, and Agrawal, CTS matches an employee’s contributions dollar for dollar up to the first 3% of eligible pay, and thereafter at $.50 for every dollar up to the next 2% of eligible pay, for a maximum matching contribution of 4%, subject to limitations under the Internal Revenue Code.

Defined Benefit Plan.    Messrs. Khilnani and Kroll were eligible to participate in the CTS Corporation Pension Plan, a tax-qualified defined benefit plan that we refer to as the Pension Plan. On April 1, 2006, CTS closed the Pension Plan to new entrants, including Messrs. Thornton, Lyng, and Agrawal. Employees and named executive officers who joined CTS after that date were ineligible to join the Pension Plan, and thus cannot earn benefits under the Pension Plan.

The Pension Plan requires participants to complete a period of vesting service in order to become eligible for a benefit. Each of the eligible named executive officers has completed the required vesting service period. The Pension Plan benefit is based on a formula representing a factor of average monthly earnings over a period of time multiplied by credited service, which determines the monthly benefit. Certain participants may elect an early retirement benefit at age 55, at a reduced benefit. Messrs. Khilnani and Kroll are eligible to take early retirement.

Under the terms of the Pension Plan, certain annual incentive compensation is included in determining the average earnings used in the benefit calculation. Thus, benefits under the Pension Plan are directly affected by earned incentive compensation.

Supplemental Executive Retirement Plans.    Each named executive officer who participates in the Pension Plan also participates in a SERP. The purpose is to restore retirement benefits the named executive officer would otherwise have earned under the qualified defined benefit plan in the absence of limitations under the Internal Revenue Code and to provide a competitive level of retirement benefits. Benefits earned under a SERP are unfunded contractual liabilities of CTS.

The terms of the Pension Plan, the CTS 401(k) Plan, and the SERP are discussed further under the caption “2012 Pension Benefits” below.

Other Compensation.    CTS provides a limited set of perquisites and other compensation in order to attract, retain, and motivate the named executive officers. For 2012, compensation for named executive officers included reimbursements for tax preparation services, financial planning services, and an annual executive physical. Other compensation includes imputed income on life insurance benefits. The costs of tax preparation services is capped at $4,500 for Mr. Khilnani and $2,500 for the other named executive officers. The cost of financial planning services is capped at $5,000 for each named executive officer. The cost of executive physicals is capped at $2,000 for the named executive officers and their respective spouses. The notes to the 2012 Summary Compensation Table delineate the various perquisites named executive officers received for 2012.

Health and Welfare Benefits.    Named executive officers are also eligible to participate in a standard set of health and welfare benefits, including medical insurance, dental insurance, vision insurance, life insurance, accidental death and dismemberment insurance, disability insurance, dependent life insurance, an employee assistance plan, and health care and dependent care reimbursement accounts. The same terms of participation that apply to salaried employees generally govern the participation of named executive officers in these benefits.

Agreements with Named Executive Officers

Executive Officer Employment Agreement.    In March 2012, Mr. Khilnani informed the Board of his intention to retire from CTS on December 31, 2013. On March 27, 2012, CTS entered into an agreement with Mr. Khilnani to provide for an orderly transition of his duties, responsibilities and authority to the next CTS principal executive officer and to provide for a compensation arrangement for Mr. Khilnani during an approximately 21-month transition period. Under the agreement, Mr. Khilnani would serve as CTS’ President and Chief Executive Officer through at least December 31, 2013. On January 7, 2013, Kieran O’Sullivan was appointed President and Chief Executive Officer of the company.

At such time Mr. Khilnani stepped down from these roles, but continues to serve as a Director and CTS’ Executive Chairman. Mr. Khilnani has been assisting and will continue to assist with the transition of duties, responsibilities and authority to Mr. O’Sullivan. During the transition period, Mr. Khilnani will: (1) continue to receive base salary at his current annual rate of $680,000; (2) continue to participate in CTS’ MIP at his current minimum, target and maximum incentive opportunity levels of 50%, 100% and 200%, respectively, of his base salary; (3) be eligible to receive annual equity awards (with such annual equity awards provided, if at all, in amounts substantially equal in value to Mr. Khilnani’s 2011 equity awards); (4) continue to be eligible for annual executive perquisites substantially equivalent to those he received for 2011; and (5) continue to participate in CTS’ pension, retirement savings, health and welfare and other employee benefit plans on a basis consistent with that offered to other salaried employees of CTS, if permitted by law. These payments and benefits are subject to accelerated payment in certain instances as described in the agreement if Mr. Khilnani is terminated by CTS without cause during the transition period, in which case Mr. Khilnani will also receive 24 months of medical and dental benefits and acceleration of his outstanding time-based and performance-based equity awards (with performance-based earnings dependent on actual performance and settled on a pro rata basis). Mr. Khilnani will also receive these medical and dental benefits and this equity award acceleration if he serves through the end of the transition period.

In connection with Mr. Khilnani’s transition, the Board formed a committee to oversee CTS’ succession process by which CTS identified and appointed Mr. O’Sullivan as CTS’ new President and Chief Executive Officer. At CTS, management succession planning is a continuous process, and the independent directors regularly discuss management succession issues at their separate sessions at the conclusion of each Board meeting. In addition, the Nominating and Governance Committee makes annual reports to the Board regarding CEO succession planning. During CTS’ recent search for a new chief executive officer, CTS retained the services of an executive search firm and the search process involved the consideration of both internal and external candidates.

Executive Severance Policy.    Effective September 10, 2009, CTS enacted an Executive Severance Policy. This policy formalized and standardized CTS’ severance practices for certain officers and key employees and also was enacted in lieu of issuing a new employment agreement to replace Mr. Khilnani’s employment agreement, which expired in 2009. For a complete understanding of the executive severance policy, please see the section of this proxy statement titled “Potential Payments Upon Termination or Change-in-Control” below.

Change-In-Control Severance Agreements.    CTS entered into change-in-control severance agreements with certain of the named executive officers, the purpose of which is to help CTS retain named executive officers and encourage them to focus on corporate interests during times of change and uncertainty. As discussed above, these agreements reduced or eliminated certain payments, including an excise tax gross-up, and placed a cap on the total severance benefit. For a complete understanding of the severance agreements, please see the section of this proxy statement titled “Potential Payments Upon Termination or Change-in-Control” below.

Stock Ownership Guidelines.

In 2011, the Board adopted revised stock ownership guidelines that apply to non-employee directors and executives in order to increase the alignment of their interests with those of shareholders and to promote enduring shareholder value. Specifically, our Chief Executive Officer is required to hold a number of shares equal to five and one half times (5.5x) his base salary, our non-employee directors are required to hold a number of share units equal to five and one half times (5.5x) their annual base cash retainer, and officers other than the Chief Executive Officer are required to hold a number of share units equal to three times (3x) their base salaries. Until such time as an officer has attained the applicable share ownership guideline, he is expected to retain 100% of the share units awarded, net of amounts required to pay taxes and exercise prices. Thereafter, the officer is expected to retain, for a period of at least two (2) years, at least 50% of the total share units with which he is credited as a result of equity awards made by the Company subsequent to the date on which the applicable share ownership guideline is attained, net of amounts required to pay taxes. Similar to the officers, until such time as a non-employee director has attained the applicable share ownership guideline, he or she is expected to retain 100% of the share units awarded to him or her. Thereafter, he or she is expected to retain, for a period of at least two (2) years, at least 50% of the total share units with which he or she is credited as a result of equity awards made by the Company subsequent to the date on which the applicable share ownership guideline level is attained; provided, however, that this requirement will terminate upon retirement. The guidelines require each non-employee director and officer to attain the applicable share unit ownership within six years of his or her initial election or appointment. The guidelines are administered by the Compensation Committee. A copy of the guidelines may be obtained from CTS’ website at http://www.ctscorp.com/governance/stockog.htm.

CTS Hedging/Pledging Policy.

CTS has adopted a policy prohibiting directors and officers who receive CTS securities from engaging in any transaction in which they may profit from short-term speculative swings in the value of those securities or pledging CTS’ securities in lending transactions. These individuals may not engage in the purchase or sale of put and call options, short sales, and other hedging transactions designed to minimize the risk in owning CTS securities. These individuals may not pledge CTS’ securities as collateral for a loan, including, without limitation, in a margin account. The prohibitions described above do not apply to the exercise of stock options granted as a part of a CTS incentive plan.

Policy on Recovery of Awards.

The CTS Corporation 2012 Management Incentive Plan, under which the annual MIP is administered, and the 2009 Omnibus Equity and Performance Incentive Plan, under which various performance-based and time-based equity grants are made, each include a provision to address recoupment of incentive awards in the event of financial restatements. The recoupment provisions provide that if the Board learns of any intentional misconduct by a plan participant that contributes to CTS having to restate its financial statements, the Board may require that individual to reimburse CTS for the difference between any award he or she received and the amount of the award he would have received based on the financial results as restated.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in CTS’ Annual Report on Form 10-K for the year ended December 31, 2012 and this proxy statement.

CTS CORPORATION 2012 COMPENSATION COMMITTEE

Patricia K. Collawn, Chairman Thomas G. Cody	Walter S. Catlow Gordon Hunter

EXECUTIVE COMPENSATION

2012 Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards(1) ($) (e)	Option Awards ($) (f)	Non- Equity Incentive Plan Compensation(2) ($) (g)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings(3) ($) (h)	All Other Compensation(4) ($) (i)	Total ($) (j)
Vinod M. Khilnani	2012	672,839	—	1,519,360	—	545,000	895,399	42,618	3,675,216
President and	2011	616,169	—	1,673,240	—	529,905	1,147,116	56,236	4,022,666
Chief Executive Officer	2010	590,192	—	1,317,980	—	1,044,640	624,732	43,750	3,621,294
Thomas A. Kroll	2012	250,726	—	347,970	—	101,544	130,472	22,313	853,025
Vice President and	2011	200,593	—	122,520	—	58,542	115,641	33,173	530,469
Chief Financial Officer
Dennis P. Thornton	2012	306,550	—	560,720	—	108,519	—	40,184	1,015,973
Sr. Vice President and General Manager, EMS	2011	289,150	—	418,310	—	56,108	—	76,616	840,184
	2010	266,024	—	329,495	—	228,249	—	40,488	864,256
Lawrence Lyng	2012	237,035	—	560,720	—	102,399	—	13,241	913,395
Vice President & General Manager, Automotive

Ashish Agrawal	2012	237,255	—	139,188	—	67,262	—	22,834	466,539
Vice President, Treasury & Corporate Development

(1)

The amounts reported in the “Stock Awards” column for 2012 represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of stock awards granted during the year. Amounts reflected include time-based and performance-based awards. For the performance-based awards reported in this column for 2012, such amounts are based on the probable outcome of the relevant performance conditions as of the grant date and therefore are at target. Assuming that the highest level of performance is achieved for these awards, the grant date fair value of these awards would be: Mr. Khilnani $1,593,500; Mr. Kroll $382,440; Mr. Thornton $382,440; Mr. Lyng $382,440 and Mr. Agrawal $152,976. Assumptions made in the valuation are set forth in the “Equity-based Compensation” section of Management’s Discussion and Analysis (“MD&A”) of Financial Conditions and Results of Operations, Exhibit-13 as reported in CTS’ Annual Report on Form 10-K for the year ended December 31, 2012.

(2)	Amounts for 2012 represent payments earned under the 2012 Management Incentive Plan.

(3)

The change in pension value for 2012 is based on the difference between the estimated present value of each accrued benefit for the named executive officers as December 31, 2012 under the CTS Corporation Pension Plan and his Individual Excess Benefit Retirement Plan and the estimated present value of each named executive officer’s accrued benefit as of December 31, 2011 under the CTS Corporation Pension Plan and his Individual Excess Benefit Retirement Plan. Calculations are made based on the assumptions described under the caption “2012 Pension Benefits” below. These amounts do not include any above-market or preferential earnings on non-qualified deferred compensation. Mr. Thornton, Mr. Lyng and Mr. Agrawal do not participate in the CTS Corporation Pension Plan and do not have an Individual Excess Benefit Retirement Plan.

(4)	Amounts in this column for 2012 reflect the following perquisites and personal benefits:

(i)	For Mr. Khilnani, a cash perquisite allowance of $17,200, tax preparation services, financial planning services, imputed income on term life insurance, and CTS match under the 401(k) Plan.

(ii)

For Mr. Kroll, a cash perquisite allowance, tax preparation services, financial planning services, annual executive physical, imputed income on term life insurance, and CTS match under the 401(k) Plan.

(iii)	For Mr. Thornton, a cash perquisite allowance, financial planning services, imputed income on term life insurance, CTS match under the 401(k) Plan and $17,930 in relocation expense reimbursement.

(iv)	For Mr. Lyng, imputed income on term life insurance, and CTS match under the 401(k) Plan.

(v)	For Mr. Agrawal, a cash perquisite allowance, financial planning services, annual executive physical, imputed income on term life insurance and CTS match under the 401(k) Plan.

2012 Grants of Plan-Based Awards

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price Of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($) (l)
Name (a)	Grant Date (b)	Threshold ($) (c’)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Vinod M. Khilnani
2012 Management Incentive Plan		336,420	672,839	1,345,678					—	—
2012-2013 Performance Restricted Stock Unit Plan(1)	2/13/2012				35,000	70,000	125,000		—	—	892,360
2009 Omnibus Equity & Performance Incentive Plan	2/13/2012							60,000	—	—	627,000

Thomas A. Kroll
2012 Management Incentive Plan		62,682	125,363	250,726					—	—
2012-2013 Performance Restricted Stock Unit Plan(1)	2/13/2012				7,500	15,000	30,000		—	—	191,220
2009 Omnibus Equity & Performance Incentive Plan	2/13/2012							15,000	—	—	156,750

Lawrence Lyng
2012 Management Incentive Plan		59,259	118,518	237,035					—	—
2012-2013 Performance Restricted Stock Unit Plan(1)	2/13/2012				7,500	15,000	30,000		—	—	191,220
2009 Omnibus Equity & Performance Incentive Plan	2/13/2012 10/10/2012							15,000 25,000	—	—	156,750 212,750

Dennis P. Thornton
2012 Management Incentive Plan		76,638	153,275	306,550					—	—
2012-2013 Performance Restricted Stock Unit Plan(1)	2/13/2012				7,500	15,000	30,000		—	—	191,220
2009 Omnibus Equity & Performance Incentive Plan	2/13/2012 10/10/2012							15,000 25,000	—	—	156,750 212,750

Ashish Agrawal
2012 Management Incentive Plan		41,520	83,039	166,079					—	—
2012-2013 Performance Restricted Stock Unit Plan(1)	2/13/2012				3,000	6,000	12,000		—	—	76,488
2009 Omnibus Equity & Performance Incentive Plan	2/13/2012							6,000	—	—	62,700

(1)

In February 2012, the Compensation Committee established terms applicable to performance-based equity compensation awards for fiscal years 2012 and 2013 under the CTS Corporation 2009 Omnibus Equity and Performance Incentive Plan. The awards are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. Restricted Stock Units for achievement of the performance goals will be issued in February 2014 following certification of 2013 fiscal year results by CTS’ independent auditors.

Compensation Arrangements.    With the exception of Mr. Khilnani’s March 2012 agreement, referenced on page 32, CTS did not have employment agreements with any named executive officers for 2012. In an effort to formalize and standardize CTS’ severance practices for other officers and key employees, CTS enacted an Executive Severance Policy in 2009, and CTS maintains change-in-control severance agreements with certain of the named executive officers. For a complete understanding of the executive change-in-control severance agreements and the Executive Severance Policy, please see the section of this proxy statement titled “Potential Payments Upon Termination or Change-in-Control” below.

Annual base salary for each named executive officer, other than Mr. Khilnani, is determined by the Compensation Committee. Mr. Khilnani’s annual base salary was determined by the Board, based on a recommendation by the Compensation Committee. Mr. Khilnani does not receive any compensation for his service as a director.

Outstanding Equity Awards at 2012 Fiscal Year-End

	Option Awards				Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Vinod M. Khilnani	11,000	0	13.68	6/7/2016	—		—	—		—
	22,000	0	11.11	6/8/2015	—		—	—		—
	17,500	0	11.04	6/8/2014	—		—	—		—
	20,000	0	9.78	6/11/2013	—		—	—		—
	—	—	—	—	124,666	(1)	1,325,200	125,000	(6)	1,328,750
Thomas A. Kroll	2,500	0	13.68	6/7/2016
	2,500	0	11.11	6/8/2015
	2,500	0	11.04	6/8/2014
	5,000	0	9.78	6/11/2013
					19,332	(2)	205,499	10,000	(6)	106,300
Dennis P. Thornton	—	—	—	—	56,166	(3)	597,045	32,000	(6)	340,160
Lawrence Lyng	—	—	—	—	44,998	(4)	478,329	10,000	(6)	106,300
Ashish Agrawal	—	—	—	—	10,000	(5)	106,300	—		—

(1)	Mr. Khilnani’s 124,666 Restricted Stock Units will vest accordingly: 2013 Restricted Stock Unit vesting — 20,004 on February 7; 24,664 on February 8; 19,998 on February 13 and 60,000 on December 31.

(2)

Mr. Kroll’s 19,332 Restricted Stock Units will vest accordingly: 2013 Restricted Stock Unit vesting — 1,333 on February 7; 1,666 on February 8 and 5,000 on February 13. 2014 Restricted Stock Unit vesting — 1,333 on February 7; and 5,001 on February 13. 2015 Restricted Stock Unit vesting — 4,999 on February 13.

(3)

Mr. Thornton’s 56,166 Restricted Stock Units will vest accordingly: 2013 Restricted Stock Unit vesting — 5,001 on February 7; 6,166 on February 8 and 5,000 on February 13. 2014 Restricted Stock Unit vesting — 4,999 on February 7; 5,001 on February 13 and 25,000 on October 10. 2015 Restricted Stock Unit vesting — 4,999 on February 13.

(4)

Mr. Lyng’s 44,998 Restricted Stock Units will vest accordingly: 2013 Restricted Stock Unit vesting — 1,666 on February 1; 1,333 on February 7; 666 on February 8 and 5,000 on February 13. 2014 Restricted Stock Unit vesting — 1,333 on February 7; 5,001 on February 13 and 25,000 on October 10. 2015 Restricted Stock Unit vesting — 4,999 on February 13.

(5)

Mr. Agrawal’s 10,000 Restricted Stock Units will vest accordingly: 2013 Restricted Stock Unit vesting — 2,000 on February 13 and 2,001 on July 29. 2014 Restricted Stock Unit vesting —2,001 on February 13 and 1,999 on July 29. 2015 Restricted Stock Unit vesting — 1,999 on February 13.

(6)	Amounts reflect 2011 performance-based awards.

2012 Option Exercises and Stock Vested

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Vinod M. Khilnani	15,000	39,600	167,665	1,703,636
Thomas A. Kroll	4,000	4,920	12,900	130,843
Dennis P. Thornton	—	—	37,266	383,064
Lawrence Lyng	—	—	3,668	39,238
Ashish Agrawal	—	—	2,000	18,260

Pension Benefits.    The CTS Corporation Pension Plan, which we refer to as the Pension Plan, is a tax-qualified defined benefit plan. The Pension Plan requires participants to complete five years of vesting service in order to be eligible for a benefit. On April 1, 2006, CTS closed the Pension Plan to new entrants. Employees and named executive officers that join CTS after that date, such as Messrs. Thornton, Lyng, and Agrawal are ineligible to join the Pension Plan, and thus cannot earn benefits under the Pension Plan. Each of the pension-eligible named executive officers, Messrs. Khilnani and Kroll, have completed the required vesting service period. The benefit formula is 1.25% of average monthly pay during the three calendar years of the participant’s last ten calendar years of service in which the participant received the highest pay, multiplied by a participant’s credited service to arrive at a monthly benefit. For calculation purposes, pay includes amounts reported in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the 2012 Summary Compensation Table. Benefits under the Pension Plan are not subject to any deduction for social security or other offsets. Normal retirement age under the Pension Plan is age 65. Participants with five years of credited service may elect an early retirement benefit at age 55. Messrs. Khilnani and Kroll were eligible to elect early retirement in 2012. Early retirement benefits are reduced by 0.25% for each month that the participant may receive a benefit between the ages of 55 and 65. The ordinary form of benefit under the Pension Plan is a single life annuity. Married participants receive a reduced benefit under a joint and 50% survivor annuity absent spousal consent to waive this benefit. Married participants may also elect to receive their benefit under a joint and 75% survivor annuity.

Section 415(b)(1) of the Internal Revenue Code placed a limit of $200,000 for 2012 on the amount of annual pension benefits that may be paid from a tax-qualified plan. Section 401(a)(17) of the Internal Revenue Code limits the amount of annual compensation that may be taken into account in calculating a benefit under a tax-qualified plan to $250,000 for 2012. The Pension Plan includes a supplemental benefit for pension eligible named executive officer participants that allows for payment of benefit amounts, to the extent permitted by the Internal Revenue Code, in excess of the benefit amounts that would ordinarily be permitted by Section 401(a)(17).

Messrs. Khilnani and Kroll are participants in non-qualified excess benefit retirement plans, known as individual SERPs. The individual SERPs provide that upon retirement, the participant will receive a supplemental retirement benefit equal to the difference between his actual benefit under the Pension Plan and the benefit the participant would receive under the Pension Plan if restrictions imposed on the calculation of benefits under tax-qualified plans were disregarded and the percentage of the participant’s compensation reflected in the Pension Plan benefit formula was replaced with a percentage specified in the individual SERP. This specified percentage is designed to place the named executive officer in approximately the same financial position as they would have enjoyed under a prior SERP plan, which had a smaller multiplier factor and which also included 50% of the fair market value of Restricted Stock Units which would have vested during the three highest pay calendar years in the pay calculation. Messrs. Thornton, Lyng, and Agrawal do not participate in the Pension Plan, and therefore do not have individual SERP plans.

So as to comply with Section 409A of the Internal Revenue Code, the individual SERPs provide that participants will receive the actuarial present value of the benefit, payable as a single lump sum cash payment from the general assets of CTS, in the seventh month after the participant’s employment terminates, or age 55, whichever is later. The actuarial present value is determined using the actuarial assumptions required by law and an interest rate determined by the 30 year Treasury rate as of either May (for separations occurring between July 1 and December 31) or November (for separations occurring between January 1 and June 30) in the plan year during which the separation from service occurs or at age 55, whichever is later. The interest rate cannot be less than 4.0% nor greater than 5.25%. If the participant’s separation from service occurs on or after age 55, the participant will receive interest on the lump sum amount for the period between his separation from service and its payment at an interest rate equal to the interest rate used to calculate the lump sum amount.

2012 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
Vinod M. Khilnani	CTS Corporation Pension Plan	11.78	418,891	—
	CTS Corporation Individual Excess Benefit Retirement Plan	11.78	3,434,246	—
Thomas A. Kroll	CTS Corporation Pension Plan	12.56	376,554	—
	CTS Corporation Individual Excess Benefit Retirement Plan	12.56	128,435	—
Dennis Thornton	CTS Corporation Pension Plan	—	—	—
	CTS Corporation Individual Excess Benefit Retirement Plan
Lawrence Lyng	CTS Corporation Pension Plan	—	—	—
	CTS Corporation Individual Excess Benefit Retirement Plan
Ashish Agrawal	CTS Corporation Pension Plan	—	—	—
	CTS Corporation Individual Excess Benefit Retirement Plan

Potential Payments Upon Termination or Change-in-Control

Change-In-Control Severance Agreements.    CTS entered into change-in-control severance agreements with named executive officers. Under these agreements, a change-in-control is defined generally as: (1) the acquisition by any person of 25% or more of CTS’ voting stock, subject to certain exceptions; (2) the incumbent board members ceasing to constitute a majority of the board; (3) a reorganization, merger, consolidation, or sale of all or substantially all of CTS’ assets, subject to certain exceptions; or (4) the approval by the shareholders of a complete liquidation or dissolution of CTS, subject to certain exceptions.

A named executive officer is entitled to severance compensation if, within two years after a change-in-control, the named executive officer terminates his or her employment for good reason or his or her employment is terminated by CTS or its successor for any reason other than cause, disability, or death; provided, that on each anniversary of a change-in-control, the two-year period is automatically extended for one year unless either party provides notice otherwise. Good reason is defined generally as: (1) the failure to maintain the named executive officer in his or her office or position or an equivalent or better office or position; (2) a significant adverse change in the nature of the named executive officer’s duties; (3) a reduction in the named executive officer’s base or incentive pay or an adverse change in any employee benefits; (4) the named executive officer’s good faith determination that as a result of a change in circumstances following the change-in-control, he or she is unable to carry out or has suffered a substantial reduction in the duties he or she had prior to the change-in-control; (5) a successor entity’s failure to assume all obligations of CTS under the severance agreement; (6) CTS or its successor moves the named executive officer’s principal work location by more than 35 miles or requires him or her to travel at least 20% more; (7) CTS or its successor commits any material breach of the severance agreement; or (8) CTS’ common stock ceases to be publicly traded or listed on the New York Stock Exchange. A named executive officer who separates from service after the commencement of discussions with a third party that ultimately results in a change-in-control may be treated as separating from service following the change-in-control for purposes of the severance agreement. Cause is defined generally where the executive: (1) is convicted of a crime involving fraud, embezzlement or theft in connection with work duties or responsibilities; (2) intentionally and wrongfully damaged CTS property; (3) intentionally and wrongfully disclosed CTS’ confidential information; or (4) has intentionally and wrongfully competed with CTS without CTS’ consent, subject to certain exceptions.

If the change-in-control severance policy is triggered, the severance compensation to which the named executive officer is entitled includes: (1) a lump sum equal to two times the sum of the greater of the executive’s base salary at the time of the change-in-control or his average base salary over the three years prior to termination plus the greater of his average incentive pay over the three years prior to the change-in-control or his target incentive pay for the year in which the change-in-control occurred; (2) continued availability of medical and dental benefits for 24 months following termination at the executive’s expense, with CTS reimbursing the executive for the portion of the premium in excess of the employee share for such coverage, provided that the obligation to provide these benefits will be reduced to the extent medical and dental benefits are provided by another employer; (3) reimbursement of up to $30,000 for outplacement services; and (4) only in the case of Mr. Khilnani, in consideration of the non-compete provision contained in his severance agreement, a lump sum equal to one times the sum of the greater of his base salary at the time of the change-in-control or his average base salary over the three years prior to termination plus the greater of his average incentive pay over the three years prior to the change-in-control or his target incentive pay for the year in which the change-in-control occurred,

In addition, if any payments made to the Executive would be subject to excise tax under the “golden parachute” rules of Sections 280G and 4999 of the Internal Revenue Code, those payments will be reduced so that no portion will exceed the “excess parachute payment” threshold that would trigger the excise tax.

The payment scheme is designed to comply with Section 409A of the Code; lump sum payments of severance compensation are generally to be made as soon as practicable but not more than ninety days after the Executive separates from service, provided however, that if the Executive is a “Specified Employee” within the meaning of Section 409A of the Code, then the payment shall be made on the earlier of the first day of the seventh month following the date of the Executive’s separation from service or the Executive’s death. Payment of severance compensation under the change-in-control severance policy will be reduced to the extent of any corresponding payments under any other agreement.

To the extent that the named executive officer receives severance benefits under the severance agreement, the named executive officer may not, for a period of one year following his termination date, participate in the management of any business which engages in substantial and direct competition with

CTS or its successor. In addition, for a period of three years after separation from service, the named executive officer may not solicit any corporate employee to leave employment with CTS or any of its subsidiaries, may not hire or engage any person who was employed with CTS or any of its subsidiaries and may not assist any organization with whom the named executive officer is associated in taking such actions. The named executive officer is generally entitled to be reimbursed by CTS for legal fees incurred to enforce his rights under the severance agreement.

Change-in-Control Severance Agreement Table

Assuming that a change-in-control event occurred and the named executive officer was terminated without cause on December 31, 2012, the estimated severance compensation provided to each named executive officer is as follows:

Name	Severance: Base Salary & Incentive Pay ($)	Welfare Benefits Equivalent ($)	Pension Plan & SERP Benefit Equivalent ($)	401(k) Match Equivalent ($)	Perquisites: Outplacement, Legal, Tax & Estate Placement ($)	Pro Rata Target Incentive ($)	Accelerated Vesting & Exercise Rights/Lapse of Restriction On Equity Awards ($)	280G Reduction	Total ($)
Vinod Khilnani	4,221,110	16,173	—	—	30,000	—	2,749,620	—	7,016,903
Thomas Kroll	788,598	24,146	—	—	30,000	—	418,099	—	1,260,843
Dennis Thornton	951,879	24,146	—	—	30,000	—	926,575	—	1,932,600
Lawrence Lyng	723,855	24,146	—	—	30,000	—	690,929	—	1,468,930
Ashish Agrawal	497,897	12,073	—	—	15,000	—	170,080	—	695,050

Executive Severance Policy.    As discussed above, in lieu of entering into a new employment agreement with Mr. Khilnani, and to formalize and standardize the corporation’s severance practices for other officers and key employees, CTS enacted an Executive Severance Policy, effective September 10, 2009.

A named executive officer whose employment with the corporation is terminated will be eligible for severance benefits under the policy unless the termination is: (1) for cause or resulting from gross or willful misconduct; (2) a resignation, other than a resignation that qualifies as an “involuntary separation from service” within the meaning of Section 409A of the Internal Revenue Code; (3) a layoff or furlough, unless the layoff or furlough is subsequently converted to a termination; (4) due to death or transfer to a disability status; (5) due to retirement, except as provided at the President and Chief Executive Officer level of benefit; (6) due to inability to return from a medical leave even though unable to meet disability status requirements, unless the cause for the medical leave was covered by worker’s compensation; (7) due to the sale of a CTS facility, division, or operation when the named executive officer has been offered employment in a comparable position by the successor organization as a part of the sale; or (8) due to a change in control, as defined by the agreement, and the named executive officer is the beneficiary of a change-in-control severance agreement and eligible for payment under that agreement.

There are three levels of severance benefits specified in the Policy: Tier 2; Tier 1; and the President and Chief Executive Officer level. CTS’ President and Chief Executive Officer may recommend, and the Board will designate from time to time, which officers are eligible for Tier 2 and Tier 1 benefit levels. Messrs. Khilnani and O’Sullivan are eligible for the President and Chief Executive Officer specified benefit level. Messrs. Kroll, Thornton and Lyng are eligible for Tier 1 severance benefits. Mr. Agrawal is eligible for Tier 2 severance benefits.

Under the Policy, an eligible terminated Tier 1 named executive officer may receive the following severance benefits: (1) severance pay equal to 12 months of his or her base salary in effect immediately prior to termination; (2) for 12 months following the date of the named executive officer’s termination, the continuing availability of the medical and dental benefits (but not long-term or short-term disability benefits) that the named executive officer had elected and was eligible to receive as of the date of the named executive officer’s termination, the cost of such coverage being shared by the corporation and the named executive officer on the same basis as in effect prior to the named executive officer’s termination, with the named executive officer required to make monthly premium payments, provided that, if the medical and dental coverage is not or cannot be paid or provided under any policy, plan, program or arrangement by the corporation or any subsidiary, then the corporation will itself pay or provide for such equivalent coverage to the named executive officer, and his or her dependents and beneficiaries; and (3) reimbursement of an amount up to $30,000 for outplacement services that are obtained until December 31st of the second year following the named executive officer’s termination, by a firm selected by the named executive officer.

Also pursuant to the policy, if the President and Chief Executive Officer were to be terminated in an eligible manner, he may receive the following severance benefits: (1) severance pay equal to two times the sum of (a) his base salary in effect at the time of termination of employment and (b) an amount equal to his target annual incentive compensation for the calendar year ending prior to the date of termination of employment; (2) the continuing availability of medical and dental benefits for a period of 24 months following the date of his termination, otherwise on the same terms as Tier 1 and Tier 2 executives; (3) to the extent permitted by CTS’ equity plans, the vesting of any outstanding unvested time-based restricted stock units or other equity awards granted to him under CTS’ equity plans will be accelerated and such equity awards will be fully vested as of the date of his termination of employment and payable in accordance with their existing terms; (4) for any outstanding unvested performance-based restricted stock units, outstanding unvested performance shares, or any other outstanding unvested equity incentive available under any then-current performance-based equity program, to the extent permitted by CTS’ equity plans, such awards will become non-forfeitable as of the date of his termination of employment. At the end of the applicable performance period, CTS shall calculate the degree to which the awards were earned based on actual performance, and then settle any earned awards on a pro-rata basis, in accordance with the portion of the actual performance period that elapsed prior to his termination, in accordance with the existing terms of such awards; and (5) reimbursement of an amount up to $30,000 for outplacement services that are obtained following his termination, on the same terms as the Tier 1 and Tier 2 executives. In addition, if the President and Chief Executive Officer gives the Board at least 12 months formal notice of his intent to terminate his employment voluntarily due to his retirement and maintains continuous employment through such 12-month period, upon retirement, he will be entitled to the severance benefits described in sections (2), (3), and (4) of this paragraph.

It is intended that the severance benefits not duplicate substantially similar benefits payable under any change-in-control severance agreement. Further, named executive officers shall not be eligible to receive benefits under any other CTS severance policy applicable to exempt salaried employees. In order to receive the severance benefits under the policy, the named executive officer must execute a release of all claims in favor of the corporation, its employees, officers and directors within a specified time, must not compete with the corporation for a period of 12 months following termination unless the corporation consents, and for a period of 12 months following termination must not solicit any employee to leave employment with the corporation or any of its subsidiaries, may not hire or engage any person who was employed with CTS or any of its subsidiaries, and may not assist any organization with whom the named executive officer is associated in taking such actions.

Payments are designed to comply with Section 409A of the Internal Revenue Code. In addition, if any payment under the policy would constitute an excess parachute payment within the meaning of Section 280G of the Internal Revenue Code, the payments will be reduced to the minimum extent necessary so that no portion of any payment or benefit will constitute an excess parachute payment, provided however, that the reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Internal Revenue Code, or any successor provision, or any other tax).

The Board has the right in its sole and absolute discretion to amend the policy or terminate it prospectively, provided that the policy may not be amended by the Board in any manner which is materially adverse to any named executive officer without that named executive officer’s written consent. Notwithstanding the foregoing, the Board may amend the policy at any time to reflect changes required by the Internal Revenue Code and the policy will remain in effect until terminated by the Board.

The table below shows the estimated severance compensation for each named executive officer, assuming that executive was terminated in a manner making him or her eligible for severance under the Executive Severance Policy on December 31, 2012.

Executive Severance Policy

Name	Severance ($)	Welfare Benefit ($)	Vesting of Unvested Time- Based Equity Awards ($)	Vesting and Pro-Rata Settlement of Performance- Based Equity Awards ($)	Outplacement ($)	Total ($)
Vinod M. Khilnani	2,592,338	16,173	1,289,451	1,488,200	30,000	5,416,162
Thomas A. Kroll	262,866	12,073	0	0	30,000	304,939
Dennis P. Thornton	317,293	12,073	0	0	30,000	359,366
Lawrence Lyng	241,285	12,073	0	0	30,000	283,358
Ashish Agrawal	184,406	9,055	0	0	15,000	208,461

2012 DIRECTOR COMPENSATION

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards(1) ($) (c)	Total ($) (e)
Walter S. Catlow	60,000	67,160	127,160
Lawrence J. Ciancia	70,000	67,160	137,160
Thomas G. Cody	80,000	67,160	147,160
Patricia K. Collawn	70,000	67,160	137,160
Michael A. Henning	65,000	67,160	132,160
Gordon Hunter	60,000	67,160	127,160
Diana M. Murphy	60,000	67,160	127,160
Robert A. Profusek	60,000	67,160	127,160

(1)

At a Board meeting in December 2011, the directors approved using Average Closing Price (ACP) instead of VWAP in an attempt to simplify the director equity calculation. Awards for 2013 service were valued at $60,000. On December 7, 2012, 7,300 Restricted Stock Units were awarded to each then-serving non-employee director for 2013 service based on an ACP of $8.32. The dollar amounts reported in this column represent the grant date fair value of such awards as computed in accordance with FASB ASC Topic 718. The grant date fair value represents the number of units awarded, multiplied by the closing price of CTS’ common stock on the date of grant. The closing price of CTS’ common stock on the New York Stock Exchange was $9.20 on the date of grant. These awards vested on January 2, 2013 and were distributed upon vesting absent a deferral election by the director. All directors except Messrs. Cody and Hunter elected to defer distribution until their retirement from the Board. On December 15, 2011, 6,800 RSUs were awarded to each non-employee director for 2012 service. The closing price of CTS’ common stock on the New York Stock Exchange was $8.90 on the date of grant. The grant date fair value of each award was $60,520. These awards vested on January 10, 2012, and were distributed upon vesting absent a deferral election by the director. All directors except Mr. Cody and Mr. Hunter elected to defer distribution until their retirement from the Board.) The non-employee directors had no other non-vested stock awards outstanding at fiscal year end. Due to SEC reporting rules, the grants of RSUs actually made during 2012 are reported in this table.

Director Compensation.    Employee directors receive no compensation for serving on the Board or Committees of the Board. Compensation for non-employee directors is determined by the Board based on recommendations by the Compensation Committee. In addition, CTS reimburses non-employee directors for reasonable travel expenses related to their performance of services and for director education programs. Director compensation is generally divided into two roughly equal components: a cash component and a stock-based component.

Effective for 2011 service, the Board simplified the methodology for the cash component of director compensation. Effective January 1, 2012, each director was entitled to receive a base annual retainer at the rate of $60,000 in cash. In addition to the base annual retainer, the Lead Independent Director retainer is now set at $20,000 per year, the Audit Committee Chair retainer is $10,000 per year, the Compensation Committee Chair retainer is $10,000 per year, and the Nominating and Governance Committee Chair retainer is $5,000 per year.

The Board has established an annual stock-based compensation target for each non-employee director that has been amended from time to time. The annual stock-based compensation target for 2012 was $60,000 per non-employee director. Since 2005, the stock-based compensation target has been fulfilled by grants of RSUs. The grants provide directors with the opportunity to defer distribution of some or all of the RSUs until separation from service with the Board, a date certain or a series of dates according to a schedule. Non-employee directors do not receive dividends or other earnings on deferred RSUs.

CTS does not currently have a retirement plan for non-employee directors. In 1990, CTS adopted the Stock Retirement Plan for Non-Employee Directors. Under that plan, a deferred common stock unit account was established for each non-employee director. Through January 2004, 800 common stock units and additional units representing dividends on CTS common stock paid were credited annually to each non-employee director’s account. When a non-employee director retires from the Board, he or she receives one share of CTS common stock for each deferred common stock unit credited to his or her account. On December 1, 2004, the Board amended the plan to preclude crediting any additional units to the deferred common stock unit accounts. The number of deferred common stock units credited to each director’s account is shown in the Directors’ and Officers’ Stock Ownership table on page 17.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee acts pursuant to its written charter adopted by the Board, a copy of which may be obtained from CTS’ website at http://www.ctscorp.com/governance/auditcharter.htm. All members of the Audit Committee are financially literate and independent as defined in the NYSE Corporate Governance Listing Standards.

The Audit Committee has reviewed and discussed with CTS management and Grant Thornton LLP, CTS’ independent auditor, the audited consolidated financial statements of the corporation for 2012; has discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; has received from the independent auditor the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding independent auditor’s communications with the Audit Committee concerning independence; and has discussed with the independent auditor its independence. Based on the review and discussions described above, the Audit Committee recommended to the Board that the financial statements be included in CTS’ Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the Securities and Exchange Commission.

CTS CORPORATION 2012 AUDIT COMMITTEE

Lawrence J. Ciancia, Chairman	Walter S. Catlow
Diana M. Murphy	Michael A. Henning

INDEPENDENT AUDITOR

Grant Thornton LLP has served as CTS’ independent auditor since 2005. Grant Thornton LLP representatives plan to attend the Annual Meeting and will be available to respond to appropriate questions from shareholders. The following table presents fees for professional audit and other services provided by Grant Thornton LLP to CTS for the years ended December 31, 2012 and December 31, 2011.

	Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees
2012	$1,766,405	—	—	$31,007	(1)
2011	$1,599,287	—	—	—

(1)	Includes due diligence fees of $31,007 related to the acquisition of D&R Technologies, LLC.

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditors. The Audit Committee annually reviews audit and non-audit services proposed to be rendered by Grant Thornton LLP during the fiscal year.

The Audit Committee has delegated authority to the Audit Committee Chairman to grant pre-approval of services by the independent auditors, provided that the Chairman reports on any such pre-approval decisions at the next scheduled meeting of the Audit Committee. None of the services rendered by Grant Thornton LLP were approved by the Audit Committee after the services were rendered pursuant to the de minimis exception established under the rules of the Securities and Exchange Commission.

2012 Annual Report on Form 10-K

Upon receipt of the written request of a shareholder owning shares of CTS common stock on the Record Date addressed to the Corporate Secretary of CTS Corporation, 905 West Boulevard North, Elkhart, Indiana 46514, CTS will provide to such shareholder, without charge, a copy of its 2012 Annual Report on Form 10-K, including the financial statements and financial statement schedule. You may also call investor relations at (574) 523-3800, email at shareholder.services@ctscorp.com, or obtain a report on CTS’ website at http://www.ctscorp.com.

Important Notice Regarding the Availability of Proxy Materials for

the 2013 Annual Meeting of Shareholders to be held on May 22, 2013.

This proxy statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and our 2012 Annual Report, are available free of charge on the Investor Relations section of our website at http://www.ctscorp.com/investor_relations/investor.htm.

By Order of the Board of Directors,

John R. Dudek, Corporate Secretary

Elkhart, Indiana

April 17, 2013

CTS CORPORATION ATTN: John Dudek 905 WEST BOULEVARD NORTH ELKHART, IN 46514

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. This proxy also covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the CTS Corporation Retirement Savings Plan. If voting instructions are not received by the proxy tabulator by 11:59 p.m. Eastern Time on May 19th, your shares held by Vanguard Fiduciary Trust Company will not be voted.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

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		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following proposal:
1.	Election of Directors	☐	☐	☐
Nominees

01	W. S. Catlow 02 L. J. Ciancia 03 T. G. Cody 04 P. K. Collawn 05 M. A. Henning
06	G. Hunter 07 D. M. Murphy 08 K. O’Sullivan 09 R. A. Profusek

The Board of Directors recommends you vote FOR proposals 2. and 3.					For	Against	Abstain

2.	An advisory vote upon the compensation of CTS Corporation’s named executive officers.				☐	☐	☐

3.	Ratification of the Appointment of Grant Thornton LLP as CTS’ Independent Auditor for 2013.				☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting, or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

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CTS CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS ON MAY 22, 2013

The undersigned, having received the Notice of Annual Meeting and Proxy Statement, hereby appoints Kieran O’Sullivan and John R. Dudek as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse, all shares of Common Stock of CTS Corporation held of record by the undersigned on April 5, 2013 at the Annual Meeting of Shareholders originally convened on May 22, 2013 and at any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side